UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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UNIFI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIFI, INC.

Notice of Annual Meeting

and

Proxy Statement

2019 Annual Meeting of Shareholders

October 30, 2019

UNIFI, INC.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

September 13, 2019

Dear Shareholder:

On behalf of the Board of Directors and the management of Unifi, Inc., I invite you to attend the 2019 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m., Eastern Time, on Wednesday, October 30, 2019 at the Lotte New York Palace located at 455 Madison Avenue at 50th Street, New York, New York 10022. Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement.

I hope that you will attend the Annual Meeting in person, but even if you are planning to come, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The accompanying Proxy Statement explains more about voting. Please read it carefully.

Thank you for your continued support.

Sincerely,

Albert P. Carey

Executive Chairman

UNIFI, INC.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

(336) 294-4410

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

The 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of Unifi, Inc. (the “Company”) will be held at 8:30 a.m., Eastern Time, on Wednesday, October 30, 2019 at the Lotte New York Palace located at 455 Madison Avenue at 50th Street, New York, New York 10022, for the following purposes:

1.	To elect the nine directors nominated by the Board of Directors;

2.	To approve, on an advisory basis, the Company’s named executive officer compensation in fiscal 2019;

3.	To ratify the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” Items 1, 2 and 3. The proxy holders will use their discretion to vote on other matters that may properly arise at the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record as of the close of business on September 5, 2019 will be entitled to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you are a shareholder of record and received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote by telephone; (ii) vote via the Internet; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you are a shareholder of record and received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your Notice. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the shareholder of record to vote your shares.

By Order of the Board of Directors,

Ben Sirmons

Secretary and Deputy General Counsel

September 13, 2019

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders To Be Held on October 30, 2019:

The Notice of Annual Meeting and Proxy Statement

and the Annual Report on Form 10-K are available at www.proxyvote.com.

i

ii

PROXY STATEMENT

The Board of Directors (the “Board of Directors” or the “Board”) of Unifi, Inc. (“UNIFI” or the “Company”) is providing these materials to you in connection with the 2019 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m., Eastern Time, on Wednesday, October 30, 2019 at the Lotte New York Palace located at 455 Madison Avenue at 50th Street, New York, New York 10022.

General Information

Why did I receive these materials?

You received these materials because the Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that UNIFI is required to provide you under the Securities and Exchange Commission rules and regulations (the “SEC rules”) and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the shareholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to shareholders. For most shareholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet (the “Notice of Internet Availability”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to shareholders beginning September 13, 2019, and the proxy materials were posted on the investor relations portion of the Company’s website, www.unifi.com, and on the website referenced in the Notice of Internet Availability on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s shareholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting a copy.

What is included in these materials?

These materials include:

•	the Notice of Annual Meeting and Proxy Statement; and

•	the Annual Report on Form 10-K for fiscal 2019, which contains the Company’s audited consolidated financial statements.

If you received a paper copy of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	the election of the nine directors nominated by the Board of Directors;

•	the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2019; and

•	the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020.

The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” the election of each of the nine directors nominated by the Board of Directors;

•	“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2019; and

•	“FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to:

•	shareholders of record as of the close of business on September 5, 2019;

•	holders of valid proxies for the Annual Meeting; and

•	invited guests.

Admission to the Annual Meeting will be on a first-come, first-served basis. Each shareholder may be asked to present valid photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date for admittance.

When is the record date and who is entitled to vote?

The Board set September 5, 2019 as the record date. As of the record date, 18,489,842 shares of common stock, par value $0.10 per share, of UNIFI (“Common Stock”) were issued and outstanding. Shareholders are entitled to one vote per share of Common Stock outstanding on the record date on any matter properly presented at the Annual Meeting.

What is a shareholder of record?

A shareholder of record or registered shareholder is a shareholder whose ownership of Common Stock is reflected directly on the books and records of UNIFI’s transfer agent, American Stock Transfer &

Trust Company, LLC. If you hold Common Stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in street name and are not a shareholder of record. For shares held in street name, the shareholder of record is your bank, broker or similar organization. UNIFI only has access to ownership records for the registered shares. If you are not a shareholder of record and you wish to attend the Annual Meeting, UNIFI will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from the shareholder of record (e.g., your bank, broker or other nominee) or a copy of your voting instruction form or Notice of Internet Availability.

How do I vote?

You may vote by any of the following methods:

•

In person. Shareholders of record and beneficial owners of shares held in street name may vote in person at the Annual Meeting. If you hold shares in street name, you must also obtain a legal proxy from the shareholder of record (e.g., your bank, broker or other nominee) to vote in person at the Annual Meeting.

•

By telephone or via the Internet. Shareholders of record may vote by proxy, by telephone or via the Internet, by following the instructions included in the proxy card or Notice of Internet Availability provided or the instructions you receive by e-mail. If you are a beneficial owner of shares held in street name, your ability to vote by telephone or via the Internet depends on the voting procedures of the shareholder of record (e.g., your bank, broker or other nominee). Please follow the instructions included in the voting instruction form or Notice of Internet Availability provided to you by the shareholder of record.

•	By mail. Shareholders of record and beneficial owners of shares held in street name may vote by proxy by completing, signing, dating and returning the proxy card or voting instruction form provided.

How can I revoke my proxy or change my vote?

Shareholders of record. You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding Q&A, including by telephone or via the Internet, and until the applicable deadline for each method specified in the accompanying proxy card or the Notice of Internet Availability; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes.

Beneficial owners of shares held in street name. You may revoke or change your voting instructions by following the specific instructions provided to you by the shareholder of record (e.g., your bank, broker or other nominee), or, if you have obtained a legal proxy from the shareholder of record, by attending the Annual Meeting and voting in person.

What happens if I vote by proxy and do not give specific voting instructions?

Shareholders of record. If you are a shareholder of record and you vote by proxy, by telephone, via the Internet or by returning a properly executed and dated proxy card by mail, without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.

Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is referred to as a “broker non-vote.”

Proposals 1 and 2, the election of directors and the advisory vote to approve the Company’s named executive officer compensation in fiscal 2019, respectively, are “non-routine” matters. Consequently, without your voting instructions, the organization that holds your shares cannot vote your shares on these proposals. Proposal 3, the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020, is considered a “routine” matter.

What is the voting requirement to approve each of the proposals?

•

Proposal 1, Election of Directors. Directors shall be elected by the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). If any existing director who is a nominee for reelection receives a greater number of votes “against” his or her election than votes “for” such election, the Company’s Amended and Restated By-laws provide that such person shall be deemed to have tendered to the Board his or her resignation as a director. There is no cumulative voting with respect to the election of directors.

•

Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation. Advisory approval of the Company’s named executive officer compensation in fiscal 2019 requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

•

Proposal 3, Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020 requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

•

Other Items. Approval of any other matters requires the affirmative vote of a majority of the votes cast (meaning that the number of shares voted “for” the item must exceed the number of shares voted “against” such item).

What is the quorum for the Annual Meeting? How are abstentions and broker non-votes treated?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary for the transaction of business at the Annual Meeting. Your shares are counted as being present if you vote in person at the Annual Meeting, by telephone, via the Internet or by returning a properly executed and dated proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum for the Annual Meeting.

With respect to Proposal 1, the election of directors, you may vote “for” or “against” each of the nominees for the Board, or you may “abstain” from voting for one or more nominees. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees.

With respect to Proposals 2 and 3, the advisory vote to approve the Company’s named executive officer compensation in fiscal 2019 and the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020, respectively, you may vote “for” or “against” these proposals, or you may “abstain” from voting on these proposals. Abstentions and broker non-votes are not considered votes cast for the foregoing purposes and will therefore have no effect on the vote for these proposals.

Who are the proxy holders and how will they vote?

The persons named as attorneys-in-fact in the proxies, Albert P. Carey and Thomas H. Caudle, Jr., were selected by the Board and are officers and directors of the Company. If you are a shareholder of record and you return a properly executed and dated proxy card but do not provide specific voting instructions, your shares will be voted on the proposals as follows:

•	“FOR” the election of each of the nine directors nominated by the Board of Directors;

•	“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2019; and

•	“FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020.

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted on such matters in the discretion of the proxy holders.

Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers and employees, without compensation, may solicit proxies personally or by telephone, facsimile and e-mail.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the completion of the meeting.

Security Ownership of Certain Beneficial Owners and Management

The table below provides information about the beneficial ownership of Common Stock as of September 5, 2019, by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock as well as by each director, director nominee and named executive officer and by all directors and executive officers as a group. In computing the number of shares beneficially owned by a person and the ownership percentage of that person, shares deemed outstanding include (i) shares of Common Stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of September 5, 2019 and (ii) restricted stock units and vested share units that are currently vested. However, these shares or units are not deemed outstanding for the purposes of computing the ownership percentage of any other person. The ownership percentage is based on 18,489,842 shares of Common Stock outstanding as of September 5, 2019. Except as otherwise indicated in the footnotes below, each of the persons named in the table has sole voting and investment power with respect to the securities indicated as beneficially owned by such person, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address for each of the beneficial owners is c/o Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

Name	Number of Shares and Nature of Beneficial Ownership		Ownership Percentage
Principal Shareholders:
BlackRock, Inc.	2,248,171	(1)	12.16%
Victory Capital Management Inc.	1,597,388	(2)	8.64%
Dimensional Fund Advisors LP	1,545,724	(3)	8.36%
Impala Asset Management LLC	1,510,402	(4)	8.17%
ValueAct Spring Master Fund, L.P.	1,417,054	(5)	7.66%
Kenneth G. Langone	1,400,000	(6)	7.56%
Directors, Director Nominees and Named Executive Officers:
Jeffrey C. Ackerman	3,256		*
Robert J. Bishop	1,638,474	(7)	8.85%
Albert P. Carey	42,475	(8)	*
Thomas H. Caudle, Jr.	134,725	(9)	*
Archibald Cox, Jr.	128,951	(10)	*
Richard E. Gerstein	20,557	(11)	*
Kevin D. Hall	18,962		*
James M. Kilts	21,734	(12)	*
Kenneth G. Langone	1,400,000	(6)	7.56%
James D. Mead	26,847	(13)	*
Suzanne M. Present	36,635	(14)	*
Christopher A. Smosna	16,023	(15)	*
John D. Vegas	3,107		*
Eva T. Zlotnicka	1,417,054	(16)	7.66%
Directors and executive officers as a group (12 persons)	4,857,895		25.93%

*	Less than 1%.

(1)

This information is based upon a Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc. (“BlackRock”), whose address is 55 East 52nd Street, New York, New York 10055. The Schedule 13G/A reports that BlackRock has sole voting power over 2,209,990 shares, shared voting power over no shares and sole investment power over all of the shares shown.

(2)

This information is based upon a Schedule 13G/A filed with the SEC on February 1, 2019 by Victory Capital Management Inc. (“Victory Capital”), whose address is 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144. The Schedule 13G/A reports that Victory Capital has sole voting power over 1,561,713 shares, shared voting power over no shares and sole investment power over all of the shares shown. The Schedule 13G/A further reports that (i) clients of Victory Capital, including investment companies registered under the Investment Company Act of 1940 and separately managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock; and (ii) no client of Victory Capital has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of the Common Stock, except the Victory Sycamore Small Company Opportunity Fund, an investment company registered under the Investment Company Act of 1940, which has an interest of 7.09% of the Common Stock.

(3)

This information is based upon a Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP (“Dimensional”), whose address is Building One, 6300 Bee Cave Road, Austin, Texas 78746. The Schedule 13G/A reports that Dimensional has sole voting power over 1,491,975 shares, shared voting power over no shares and sole investment power over all of the shares shown. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, funds, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the Company owned by the Funds and may be deemed to be the beneficial owner of these shares. However, all securities reported on the Schedule 13G/A are owned by the Funds, and Dimensional and its subsidiaries disclaim beneficial ownership of all of the shares shown.

(4)

This information is based upon a Schedule 13G/A filed with the SEC on February 14, 2019 by Impala Asset Management LLC, whose address is 107 Cherry Street, New Canaan, Connecticut 06840. The Schedule 13G/A reports that Impala Asset Management LLC has sole voting and investment power over all of the shares shown. Impala Asset Management LLC, in its capacity as the investment adviser or manager to various private funds, has the power to direct the investment activities of each of the private funds.

(5)

This information is based upon a Schedule 13D/A and a Form 4 filed jointly with the SEC on August 14, 2019 and September 5, 2019, respectively, by ValueAct Spring Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P., ValueAct Holdings II, L.P. and ValueAct Holdings GP, LLC (collectively, “ValueAct Capital”), each of whose address is One Letterman Drive, Building D, 4th Floor, San Francisco, California 94129. The Schedule 13D/A reports that ValueAct Capital has shared voting and investment power over all of the shares shown.

(6)

Includes (i) 130,000 shares owned by Invemed Associates LLC, of which Mr. Langone is the principal equity holder and serves as President and Chief Executive Officer, as to which Mr. Langone has shared voting and investment power; (ii) 30,000 shares owned by Mr. Langone’s wife, as to which Mr. Langone has shared voting and investment power; and (iii) 37,799 shares that Mr. Langone has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company. Mr. Langone disclaims beneficial ownership of (A) the shares of Common Stock held by Invemed Associates LLC, and any proceeds thereof, that exceed his pecuniary interest therein and/or are not actually distributed to him and (B) the shares of Common Stock held by his wife.

(7)

Consists of (i) 1,621,740 shares owned by Impala Asset Management LLC and Impala Asset Advisors LLC, which are investment manager and general partner, respectively, to funds that hold such securities; and (ii) 16,734 shares that Mr. Bishop has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company. Mr. Bishop is the founder, the Managing Principal and a member of each of Impala Asset Management LLC and Impala Asset Advisors LLC and a limited partner in some of the funds that hold the securities owned by Impala Asset Management LLC and Impala Asset Advisors LLC, as to which Mr. Bishop has shared voting and investment power and of which Mr. Bishop disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

(8)

Consists of (i) 32,894 shares that Mr. Carey has the right to purchase pursuant to stock options that are currently exercisable; and (ii) 9,581 shares that Mr. Carey has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company.

(9)

Includes (i) 65,500 shares that Mr. Caudle has the right to purchase pursuant to stock options that are currently exercisable; and (ii) 7,500 shares that Mr. Caudle has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following the termination of his employment with the Company.

(10)

Includes 39,088 shares that Mr. Cox has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company.

(11)	Includes 10,000 shares that Mr. Gerstein has the right to purchase pursuant to stock options that are currently exercisable.

(12)

Includes 6,200 shares that Mr. Kilts has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company.

(13)

Includes (i) 5,849 shares owned by Mr. Mead’s wife, as to which Mr. Mead has shared voting and investment power and of which Mr. Mead disclaims beneficial ownership; and (ii) 16,554 shares that Mr. Mead has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of his service as a director of the Company.

(14)

Consists of 36,635 shares that Ms. Present has the right to receive pursuant to restricted stock units and vested share units that will automatically convert into shares of Common Stock following the termination of her service as a director of the Company.

(15)	Includes 15,885 shares that Mr. Smosna has the right to purchase pursuant to stock options that are currently exercisable.

(16)

Consists of 1,417,054 shares held by ValueAct Spring Master Fund, L.P., which may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Spring Master Fund, L.P.; (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Spring Master Fund, L.P.; (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P.; (iv) ValueAct Holdings, L.P. as the majority owner of the membership interests of VA Partners I, LLC; (v) ValueAct Holdings II, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC; and (vi) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. and ValueAct Holdings II, L.P. (the foregoing entities, collectively, the “ValueAct Entities”). Ms. Zlotnicka and each of the ValueAct Entities disclaim beneficial ownership of the reported securities except to the extent of her or its pecuniary interest therein.

Proposal 1:

Election of Directors

The Board of Directors currently consists of nine members and has no vacancies. On the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the nine persons listed below for election as directors at the Annual Meeting. If elected, each nominee will serve until his or her term expires at the 2020 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified. All of the nominees are currently serving as directors and were elected to the Board at the 2018 Annual Meeting of Shareholders. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board.

The Board of Directors recommends that you vote “FOR” the election of each of the nine nominees listed below. Unless otherwise specified, proxies will be voted “FOR” the election of each of the nine nominees listed below.

Director Nominees

Listed below are the nine persons nominated for election to the Board of Directors. The following paragraphs include information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes or skills that led the Board of Directors to conclude that the nominee should serve on the Board.

Name	Age	Principal Occupation	Director Since
Robert J. Bishop	62	Managing Principal, Impala Asset Management LLC	2016
Albert P. Carey	68	Executive Chairman of UNIFI	2018
Thomas H. Caudle, Jr.	67	President & Chief Operating Officer of UNIFI	2016
Archibald Cox, Jr.	79	Chairman, Sextant Group, Inc.	2008
James M. Kilts	71	Founding Partner, Centerview Capital	2016
Kenneth G. Langone	83	President and Chief Executive Officer, Invemed Associates LLC	1969
James D. Mead	75	President, James Mead & Company	2015
Suzanne M. Present	60	Principal, Gladwyne Partners, LLC	2011
Eva T. Zlotnicka	36	Vice President, ValueAct Capital	2018

Robert J. Bishop

Mr. Bishop founded Impala Asset Management LLC, a private investment management firm, in 2004 and is the Managing Principal of the firm and manages the Impala, Waterbuck and Alpha Funds and other managed accounts. From 2002 to 2003, he was Chief Investment Officer at Soros Fund Management overseeing the Quantum Endowment Fund. From 1998 to 2002, he was a principal at Maverick Capital. Mr. Bishop was a portfolio manager at Kingdon Capital from 1995 to 1998 and, from 1992 to 1995, he was Managing Director of Tiger Management. From 1986 to 1992, Mr. Bishop was an equity analyst at Salomon Brothers and, from 1980 to 1984, he worked as a legislative assistant/director for Congressmen Don Ritter and Toby Roth.

Mr. Bishop brings valuable financial and managerial expertise to the Board through his extensive experience in investment and asset management.

Albert P. Carey

Mr. Carey has served as Executive Chairman of the Board of UNIFI since April 2019. Mr. Carey previously served as Non-Executive Chairman of the Board of the Company from January 2019 to March 2019. In March 2019, Mr. Carey retired from PepsiCo, Inc., a consumer products company, after a 38-year career with the company in which he held a number of senior leadership roles, including Chief Executive Officer of PepsiCo North America from March 2016 to January 2019, Chief Executive Officer of PepsiCo North America Beverages from July 2015 to March 2016, Chief Executive Officer of PepsiCo Americas Beverages from September 2011 to July 2015 and President and Chief Executive Officer of Frito-Lay North America from June 2006 to September 2011. Mr. Carey joined PepsiCo in 1981 after spending seven years with The Procter & Gamble Company. Mr. Carey also serves on the board of directors of The Home Depot, Inc. and the board of trustees at the University of Maryland, and volunteers at the Bridgeport Rescue Mission in Bridgeport, Connecticut.

Mr. Carey brings to the Board more than 40 years of experience with consumer product companies. In addition, having served in a number of senior executive positions at PepsiCo, Mr. Carey brings to the Board valuable leadership and strategic management skills.

Thomas H. Caudle, Jr.

Mr. Caudle has served as President & Chief Operating Officer of UNIFI since August 2017. Previously, he was President of the Company from April 2016 to August 2017, Vice President of Manufacturing of the Company from October 2006 to April 2016 and Vice President of Global Operations of the Company from April 2003 to October 2006. Mr. Caudle joined UNIFI in 1982 and, since that time, has served in a variety of other leadership roles, including Senior Vice President in charge of manufacturing for the Company and Vice President of Manufacturing Services.

Mr. Caudle’s more than 35 years of experience with UNIFI give him a comprehensive knowledge of the Company and the textile industry. He also brings important managerial and operational expertise to the Board.

Archibald Cox, Jr.

Mr. Cox has served as Chairman of Sextant Group, Inc., a financial advisory and private equity firm, since 1993. Mr. Cox is the former Chairman of Barclays Americas, a position he held from May 2008 to June 2011. Mr. Cox was a director of Hutchinson Technology Incorporated from May 1996 to September 2009. He was also Chairman of Magnequench, Inc., a manufacturer of magnetic material, from September 2005 to September 2006 and President and Chief Executive Officer of Magnequench, Inc. from October 1995 to August 2005. Mr. Cox was Chairman of Neo Material Technologies Inc., a manufacturer of rare earth, zirconium and magnetic materials, from September 2005 to September 2006. Mr. Cox also serves on the boards of several private companies and as Chairman of two of these companies. Since July 2012, Mr. Cox has served on the board of trustees of St. Paul’s School, a secondary educational institution located in Concord, New Hampshire, where he currently serves as board president. Mr. Cox has served as Lead Independent Director of UNIFI since August 2019.

Mr. Cox brings to the Board executive decision-making skills, operating and management experience, expertise in finance, and investment and business development experience. In addition, Mr. Cox brings to the Board considerable experience with financial and strategic planning matters critical to the oversight of the Company’s financial reporting, compensation practices and business strategy implementation.

James M. Kilts

Mr. Kilts is the founding partner of Centerview Capital, a private equity firm which was founded in 2006. Mr. Kilts served as Chairman and Chief Executive Officer of The Gillette Company from 2001, and as President from 2003, until it merged with The Procter & Gamble Company in 2005, at which time he became Vice Chairman of The Procter & Gamble Company. Prior to Gillette, Mr. Kilts served as President and Chief Executive Officer of Nabisco Group Holdings Corporation from 1998 until its acquisition by the Philip Morris Companies in 2000. Before joining Nabisco, Mr. Kilts was an Executive Vice President of the Philip Morris Companies from 1994 to 1997 and headed the Worldwide Food Group. In that role, Mr. Kilts was responsible for integrating Kraft and General Foods and for shaping the group’s domestic and international strategy. Mr. Kilts has served as a member of the board of directors of Conyers Park II Acquisition Corp. since July 2019, MetLife, Inc. since 2005, Pfizer Inc. since 2007 and The Simply Good Foods Company (formerly known as Conyers Park Acquisition Corp.) since 2016. Mr. Kilts was also Chairman of Nielsen Holdings N.V. until 2013, Chairman of Nielsen Company B.V. until 2014, Chairman of Big Heart Pet Brands until 2015, a director of MeadWestvaco Corporation until 2014 and a director of Nielsen Holdings plc until 2017.

As Chief Executive Officer of Gillette and Nabisco and as Vice Chairman of Procter & Gamble, Mr. Kilts developed valuable business, leadership and strategic management skills, including expertise in cost management, value creation and resource allocation, which he brings to the Board. Mr. Kilts also brings to the Board valuable experience with consumer product companies.

Kenneth G. Langone

Mr. Langone has been President and Chief Executive Officer of Invemed Associates LLC, an investment banking firm, since 1974. From 2011 to 2013, he served as Chief Executive Officer, President and Chairman of Geeknet, Inc., a retailer of a wide range of products aimed at technology enthusiasts. Mr. Langone was a co-founder, and served as a director from 1978 to 2008, of The Home Depot, Inc. Mr. Langone was a director of ChoicePoint Inc. from 2002 to 2008, Geeknet, Inc. from 2010 to 2015, General Electric Company from 1999 to 2005 and YUM! Brands, Inc. from 1997 to 2012.

Mr. Langone brings to the Board extensive operating and management experience, including as Chief Executive Officer of a financial services business, financial expertise, and public company directorship and committee experience. In addition, Mr. Langone’s extensive service on the Board of Directors provides a valuable historical perspective through which it can contextualize and direct the Company’s performance and strategic planning.

James D. Mead

Mr. Mead is the owner and President of James Mead & Company, an executive search and management consulting firm founded in 1988. The firm provides a range of human resource services, including organizational design, management development, succession planning and executive search, to major global companies as well as portfolio companies within the private equity field. Prior to founding James Mead & Company, Mr. Mead held various roles with increasing levels of responsibility at The Procter & Gamble Company from 1970 to 1984, including serving as Manager of Worldwide Sales Personnel and as a Division Sales Manager in North America and Europe.

Mr. Mead brings to the Board critical insight developed through his extensive experience with business-to-business and consumer interfacing global companies across a broad range of industries.

Suzanne M. Present

Ms. Present is a co-founder and has been a principal of Gladwyne Partners, LLC, a private partnership fund manager, since 1998. She has also served, since 2014, as executive director of Ken’s Krew, Inc., a non-profit organization that provides training and other support services to individuals with intellectual and developmental disabilities to assist with entering the workforce. Ms. Present was a director of Anshe Chung Studios, Limited, a privately held Chinese-based developer of content for virtual worlds, until 2019 and Geeknet, Inc. until 2010.

Through her experiences at Gladwyne Partners and service on various boards of directors, Ms. Present developed extensive financial expertise important to the oversight of the Company’s audit functions and analysis of business strategies, which she brings to the Board.

Eva T. Zlotnicka

Ms. Zlotnicka is a Vice President of ValueAct Capital, a San Francisco-based investment firm. Prior to joining ValueAct Capital in February 2018, Ms. Zlotnicka was an Environmental, Social and Governance (“ESG”) equity research analyst for nearly seven years. Most recently, Ms. Zlotnicka was US lead for the Sustainability Research team at Morgan Stanley, a global financial services firm, from January 2015 to February 2018, and held a similar role at UBS Investment Bank, a division of UBS Group AG, a Swiss multinational investment bank and financial services company, from July 2011 to January 2015. Prior to becoming an ESG equity research analyst, she spent five years at Morgan Stanley primarily focused on fixed income securities and derivatives. Ms. Zlotnicka also co-founded Women Investing for a Sustainable Economy (WISE), a global professional community.

Ms. Zlotnicka brings to the Board valuable expertise in sustainable investing and multinational ESG initiatives. Ms. Zlotnicka also brings to the Board extensive experience in a number of critical areas, including investment management and finance.

Corporate Governance

The Board of Directors

The Company is governed by the Board of Directors and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of UNIFI’s shareholders. The Board has adopted written corporate governance policies, principles and guidelines, known as the Corporate Governance Guidelines. The Board also has adopted (i) a Code of Ethics for Senior Financial and Executive Officers (the “Code of Ethics for Senior Financial and Executive Officers”), which applies to the Company’s Chief Executive Officer, Chief Financial Officer, Vice President & Treasurer, Vice President of Finance and other senior financial and executive officers and employees; (ii) a Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to the Company’s directors, officers and employees; and (iii) an Ethical Business Conduct Policy Statement (the “Ethics Policy Statement”), which applies to the Company’s directors, officers and employees. The Code of Ethics for Senior Financial and Executive Officers, the Code of Ethics and the Ethics Policy Statement include guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting and other related topics.

Documents Available

All of the Company’s corporate governance materials, including the charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, as well as the Corporate Governance Guidelines, the Code of Ethics for Senior Financial and Executive Officers, the Code of Ethics and the Ethics Policy Statement, are published on the investor relations portion of the Company’s website at www.unifi.com. These materials are also available in print free of charge to any shareholder upon request by contacting the Company in writing at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410, Attention: Investor Relations, or by telephone at (336) 294-4410. Any modifications to these corporate governance materials will be reflected, and the Company intends to post any amendments to, or waivers from, the Code of Ethics for Senior Financial and Executive Officers (to the extent required to be disclosed pursuant to Form 8-K) on the investor relations portion of the Company’s website at www.unifi.com. By referring to the Company’s website, www.unifi.com, or any portion thereof, including the investor relations portion of the Company’s website, the Company does not incorporate its website or its contents into this Proxy Statement.

Director Independence

The Board believes that a majority of its members are independent under the applicable New York Stock Exchange rules (the “NYSE rules”) and SEC rules. The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company. The Board has adopted Director Independence Standards, which incorporate the independence standards of the NYSE rules, to assist the Board in determining whether a director has a material relationship with UNIFI. The Director Independence Standards are available on the investor relations portion of the Company’s website, www.unifi.com, as an appendix to the Corporate Governance Guidelines.

In August 2019, the Board of Directors, with the assistance of the Corporate Governance and Nominating Committee, conducted an evaluation of director independence based on the Director Independence Standards, the NYSE rules and the SEC rules. The Board considered all relationships and transactions between each director (and his or her immediate family members and affiliates) and each of UNIFI, its management and its independent registered public accounting firm, as well as the transactions described below under “—Related Person Transactions.” As a result of this evaluation, the Board determined those relationships that do exist or did exist within the last three fiscal years (except for Messrs. Hall’s (who served as the Company’s Chief Executive Officer and as a director of the Company until his resignation from such positions, both effective March 18, 2019), Carey’s and Caudle’s relationships as employees of UNIFI) all fall below the thresholds in the Director Independence Standards. Consequently, the Board of Directors determined that each of Messrs. Bishop, Charron (who served as a director until his resignation from the Board, effective July 15, 2019), Cox, Kilts, Langone and Mead and Mses. Present and Zlotnicka is (and, in the case of Mr. Charron, was) an independent director under the Director Independence Standards, the NYSE rules and the SEC rules. The Board also determined that each member of the Audit, Compensation and Corporate Governance and Nominating Committees (see membership information below under “—Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure at a particular time based on what the Board determines to be in the best interests of the Company and its shareholders. The Company’s Corporate Governance Guidelines provide that the Board has no established policy with respect to combining or separating the offices of Chairman of the Board and principal executive officer.

The Company currently has separated the roles of Chairman of the Board and principal executive officer. Albert P. Carey serves as the Executive Chairman of the Board and Thomas H. Caudle, Jr., as President & Chief Operating Officer, serves as the Company’s principal executive officer. The Company previously combined the roles of Chairman of the Board and principal executive officer and, in the future, the Board may determine in certain circumstances that it is in the best interests of the Company and its shareholders for the same person to hold the positions of Chairman of the Board and principal executive officer. The Board, however, believes that the Company’s present leadership structure is appropriate for the Company at the current time, as it allows Mr. Caudle to focus on the day-to-day operation of the business, while allowing Mr. Carey to focus on overall leadership and strategic direction of UNIFI, guidance of the Company’s senior management and leadership of the Board.

The Company’s Corporate Governance Guidelines further provide that if the Chairman is not determined by the Board as independent, the independent directors may determine that the Board should have a Lead Independent Director. In the event that the independent directors make such a determination, the Lead Independent Director is appointed by a majority of the independent directors. In August 2019, the independent directors appointed Archibald Cox, Jr. to serve as Lead Independent Director.

The duties of the Lead Independent Director include: (i) providing leadership to the Board; (ii) chairing Board meetings in the absence of the Chairman; (iii) organizing, setting the agenda for and leading executive sessions of the independent directors without the attendance of management; (iv) serving as a liaison between management and the independent directors; (v) consulting with the Chairman to approve the agenda for each Board meeting and the information that shall be provided to the directors for each scheduled meeting; (vi) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vii) meeting with the Chairman between Board meetings as appropriate in order to facilitate Board meetings and discussions; (viii) advising the Corporate

Governance and Nominating Committee on the selection of committee chairpersons; and (ix) having the authority to call meetings of the independent directors.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Committee members and committee chairs are appointed by the Board of Directors. The members and chairs of these committees are identified in the following table:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Robert J. Bishop	Member
Albert P. Carey
Thomas H. Caudle, Jr.
Archibald Cox, Jr.		Chair	Chair
James M. Kilts		Member
Kenneth G. Langone		Member
James D. Mead			Member
Suzanne M. Present	Chair
Eva T. Zlotnicka	Member		Member

Each committee of the Board of Directors functions pursuant to a written charter adopted by the Board. The following table provides information about the operation and key functions of these committees:

Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2019
Audit Committee

•  Assists the Board in its oversight of (i) the Company’s accounting and financial reporting processes, (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of the Company’s independent registered public accounting firm and (v) the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm.

•  Appoints, compensates, retains and oversees the work of the Company’s independent registered public accounting firm.

•  Reviews and discusses with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements.

•  Reviews and discusses with management the quarterly earnings releases.

•  Reviews and pre-approves all audit and non-audit services proposed to be performed by the Company’s independent registered public accounting firm.

•  Reviews and, if appropriate, approves or ratifies related person transactions.

•  Discusses with management, the Company’s independent registered public accounting firm and Company personnel responsible for the Company’s internal audit function, the quality and adequacy of the Company’s internal controls.

•  Assists the Board in its oversight of enterprise risk management.

•  The Board of Directors has determined that Ms. Present is an “audit committee financial expert” within the meaning of the SEC rules and that each of Mses. Present and Zlotnicka and Mr. Bishop is “financially literate” and has accounting or related financial management expertise, in each case as determined by the Board, in its business judgment.

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Compensation Committee

•  Oversees the administration of the Company’s compensation plans.

•  Reviews and approves the compensation of the executive officers and oversees management’s decisions concerning the compensation of the other officers.

•  Reviews and makes recommendations to the independent directors on the Board with respect to any employment agreements, consulting arrangements, severance or retirement arrangements or change of control agreements and provisions covering any current or former executive officer of the Company.

•  Conducts annual performance evaluation of management.

•  Oversees regulatory compliance regarding compensation matters.

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Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2019
Corporate Governance and Nominating Committee

•  Identifies, evaluates and recommends director candidates to the Board.

•  Determines the criteria for membership on the Board and its committees and recommends such criteria to the Board for approval.

•  Makes recommendations to the Board concerning committee appointments and Board and committee leadership.

•  Makes recommendations to the Board with respect to determinations of director independence.

•  Reviews and recommends to the Board the form and amount of director compensation.

•  Oversees annual performance evaluation of the Board, the committees of the Board, leadership of the Board (including the Chairman of the Board and the Lead Independent Director) and individual directors.

•  Oversees director education and new director onboarding.

•  Considers and recommends to the Board other actions relating to corporate governance.

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The Board may also establish other committees from time to time as it deems necessary.

Director Meeting Attendance

The Board of Directors held seven meetings during fiscal 2019. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2019. It is the Board’s policy that the directors should attend the Company’s annual meeting of shareholders absent extenuating circumstances. All of the Company’s 11 directors in office at the time attended the 2018 Annual Meeting of Shareholders.

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in regularly scheduled executive sessions without management. Mr. Cox, as the Lead Independent Director, presides over these executive sessions.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become members of the Board and for recommending to the Board the individuals for nomination as members. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee considers the following criteria, in addition to other factors it may determine appropriate: (i) the candidate’s roles and contributions valuable to the business community; (ii) the candidate’s diversity, integrity, accountability, informed judgment, financial literacy, passion, creativity and vision; (iii) the candidate’s knowledge about the Company’s business or industry; (iv) the candidate’s independence; (v) the candidate’s willingness and ability to devote adequate time and effort to Board responsibilities in the context of the existing composition and needs of the Board and its committees; and (vi) the NYSE rules.

Neither the Corporate Governance and Nominating Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees. However, the Board believes that men and women of different ages, races, and ethnic and cultural backgrounds can contribute different and useful perspectives, and can work effectively together to further the Company’s objectives, and, as noted above, a candidate’s diversity is one of the criteria that the Corporate Governance and Nominating Committee considers in evaluating potential director nominees.

The Corporate Governance and Nominating Committee may, at its discretion, hire third parties to assist in the identification and evaluation of director nominees.

Shareholder Recommendations of Director Candidates

Recommendations by shareholders for director candidates to be considered for the 2020 Annual Meeting of Shareholders must be in writing and received by the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410 no earlier than July 2, 2020 and no later than August 1, 2020. However, if the date of the 2020 Annual Meeting of Shareholders is more than 30 days before or more than 90 days after October 30, 2020, then the written notice must be received by the Company’s Secretary no earlier than 120 days prior to the date of the 2020 Annual Meeting of Shareholders and no later than the close of business on the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the day on which the Company first announced publicly (or mailed notice to the shareholders of) the date of such meeting.

The notice must contain certain information about the nominee and the shareholder submitting the nomination as set forth in the Company’s Amended and Restated By-laws. With respect to the nominee, the notice must contain, among other things, (i) the nominee’s name, age and business and residence addresses; (ii) the nominee’s background and qualification, including, the principal occupation or employment of the nominee; (iii) the class and number of shares or other securities of the Company owned of record or beneficially by the nominee or any Shareholder Associated Person (as defined in the Company’s Amended and Restated By-laws); (iv) any derivative positions held of record or beneficially by the nominee or any Shareholder Associated Person related to, or the value of which is derived in whole or in part from, the value of any class of the Company’s shares or other securities and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, the nominee or any Shareholder Associated Person with respect to the Company’s shares or other securities; (v) a written statement executed by the nominee (A) acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under New York law with respect to the Company and its shareholders, (B) disclosing whether the nominee is a party to an agreement, arrangement or understanding with, or has given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director of the Company, will act or vote on any issue or question, (C) disclosing whether the nominee is a party to an agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with the nominee’s service or action as a director of the Company, (D) agreeing to update continually the accuracy of the information required by the immediately preceding clauses (B) and (C) for as long as the nominee is a nominee or a director of the Company and (E) agreeing, if elected as a director of the Company, to comply with all codes of conduct and ethics, corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company applicable to directors; and (vi) any other information regarding the nominee or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors or that the Company may reasonably require to determine the eligibility of the nominee to serve as a director of the Company. With respect to the shareholder submitting the nomination, the notice must contain: (1) the name and address, as they appear on the

Company’s books, of such shareholder and any Shareholder Associated Person; (2) the class and number of shares or other securities of the Company owned of record or beneficially by such shareholder or any Shareholder Associated Person; (3) any derivative positions held of record or beneficially by such shareholder or any Shareholder Associated Person related to, or the value of which is derived in whole or in part from, the value of any class of the Company’s shares or other securities and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to the Company’s shares or other securities; (4) any other information regarding such shareholder or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors; and (5) a representation whether either such shareholder or any Shareholder Associated Person intends to, or is part of a group which intends to, deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from shareholders in support of such nomination.

A shareholder who is interested in recommending a director candidate should request a copy of the Company’s Amended and Restated By-laws by writing to the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Recommended candidates will be subject to a background check by a qualified firm of the Company’s choosing. Appropriate submission of a recommendation by a shareholder does not guarantee the selection of the shareholder’s candidate or the inclusion of the candidate in the Company’s proxy materials; however, the Corporate Governance and Nominating Committee will consider any such candidate in accordance with the director nomination process described above.

Annual Evaluation of Directors and Board Committee Members

The Board of Directors evaluates the performance of each director, each committee of the Board, the Chairman, the Lead Independent Director and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director records his or her views on the performance of each director standing for reelection, each committee of the Board, the Chairman, the Lead Independent Director and the Board of Directors as a whole. The entire Board of Directors reviews the results of these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.

Prohibitions Against Hedging, Pledging or Short Selling

UNIFI maintains policies that apply to all directors, officers and employees that prohibit hedging or short selling (profiting if the market price decreases) of Company securities. Such policies also prohibit all directors, officers and employees from pledging any Company securities, purchasing any Company securities on margin or incurring any indebtedness secured by a margin or similar account in which Company securities are held, without the prior approval of the Audit Committee of the Board.

Policy for Review of Related Person Transactions

Pursuant to the Company’s Related Persons Transactions Policy, which is available on the investor relations portion of the Company’s website at www.unifi.com, the Company reviews relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest in the relationships or transactions. The Company’s executive management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. As required under the SEC rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and, if appropriate, approves or ratifies any related person transaction that is required to be disclosed under the SEC rules. As set forth in the Audit Committee’s charter, which is available on the investor relations portion of the Company’s website at www.unifi.com, in the course of its review and, if appropriate, approval or ratification of a disclosable related person transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.

Related Person Transactions

In fiscal 2019, the Company paid Salem Leasing Corporation, a wholly owned subsidiary of Salem Holding Company, approximately $4.1 million in connection with leases of tractors and trailers and for related services. Mr. Langone, a director of the Company, owns a non-controlling 33% equity interest in, and is a director and the Non-Executive Chairman of, Salem Holding Company. Mr. Langone is not an employee of Salem Holding Company or any of its subsidiaries and is not involved in the day-to-day operations of any such company. The terms of the Company’s leases with Salem Leasing Corporation are, in the Company’s opinion, no less favorable than the terms the Company would have been able to negotiate with an independent third party. The foregoing transaction was approved under UNIFI’s Related Persons Transactions Policy.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. The full Board reviews strategic risks and opportunities facing the Company. Among other areas, the Board is involved in overseeing risks related to the Company’s overall strategy, business results, capital structure, capital allocation and budgeting, and executive officer succession. Certain other important categories of risk are assigned to designated Board committees (which are compromised solely of independent directors) that report back to the full Board. In general, the committees oversee the following risks:

•

Audit Committee oversees risks related to internal financial and accounting controls, legal, regulatory and compliance risks, work performed by the Company’s independent registered public accounting firm and the Company’s internal audit function, related person transactions, and the overall risk management governance structure and risk management function;

•

Compensation Committee oversees the Company’s compensation programs and practices. For a detailed discussion of the Company’s efforts to manage compensation-related risks, see “Compensation Discussion and Analysis—Risk Analysis of Compensation Programs and Practices” beginning on page 35; and

•	Corporate Governance and Nominating Committee oversees issues that may create governance risks, such as Board composition and structure, director selection and director succession planning.

The Board believes that its leadership structure supports the Company’s governance approach to risk oversight as both the Executive Chairman and the principal executive officer are involved directly in risk management as members of the Company’s management team, while the committee chairpersons, in their respective areas, maintain oversight roles as independent directors of the Board.

Compensation Committee Advisors

The Compensation Committee has sole authority under its charter to retain compensation consultants and other advisors and to approve such consultants’ and advisors’ fees and retention terms. The Compensation Committee has retained Korn Ferry to serve as its independent advisor and to provide it with advice and support on executive compensation issues.

The Compensation Committee has reviewed and confirmed the independence of Korn Ferry as the Compensation Committee’s compensation consultant. Neither Korn Ferry nor any of its affiliates provides any services to UNIFI except for services provided to the Compensation Committee. In addition to Korn Ferry, the Compensation Committee has reviewed the independence of each other outside advisor in advance of receiving advice from such person.

Communications with the Board of Directors

Shareholders and other interested parties can communicate directly with any of the Company’s directors, by sending a written communication to a director at Unifi, Inc. c/o Secretary, 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Shareholders and other interested parties wishing to communicate with Mr. Cox, as Lead Independent Director, or with the independent directors as a group may do so by sending a written communication to Mr. Cox at the above address. In addition, any party who has concerns about accounting, internal controls or auditing matters may contact the Audit Committee directly by sending a written communication to the Chair of the Audit Committee at the above address or by calling toll-free 1-800-514-5265. Such communications may be confidential or anonymous. All such communications are promptly reviewed before being forwarded to the addressee. Any concerns relating to accounting, internal controls, auditing matters or officer conduct are sent immediately to the Chair of the Audit Committee. UNIFI generally will not forward to directors a shareholder communication that it determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.

Director Compensation

Pursuant to the Company’s Director Compensation Policy, each director who is considered “independent” within the meaning of the Director Independence Standards adopted by the Board of Directors, which incorporate the independence standards of the NYSE rules, receives compensation for his or her service on the Board, while each non-independent director receives no compensation for his or her service as a director. In fiscal 2019, the Company’s non-independent directors were Messrs. Thomas H. Caudle, Jr. and Kevin D. Hall (until his resignation in March 2019). The following table sets forth the compensation paid to each independent director who served on the Board in fiscal 2019:

2019 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)		Total ($)

Robert J. Bishop	—	150,000		—		150,000

Albert P. Carey	—	150,000		250,000	(2)	400,000

Paul R. Charron	10,000	150,000		—		160,000

Archibald Cox, Jr.	—	180,000	(3)	—		180,000

James M. Kilts	—	150,000		—		150,000

Kenneth G. Langone	—	150,000		—		150,000

James D. Mead	—	150,000		—		150,000

Suzanne M. Present	—	165,000		—		165,000

Eva T. Zlotnicka	93,244	93,244		—		186,488	(4)

(1)

Represents the grant date fair value of either (i) Common Stock, in the case of Mr. Kilts and Ms. Zlotnicka, or (ii) vested share unit awards, in the case of all independent directors other than Mr. Kilts and Ms. Zlotnicka, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Generally, the full grant date fair value is the amount that the Company would expense in the consolidated financial statements over the award’s vesting period. For additional information regarding the assumptions made in calculating these amounts, see Note 17 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2019. These amounts reflect the accounting expense and do not correspond to the actual value that will be recognized by the directors.

As of June 30, 2019, Mr. Cox held options to purchase 6,666 shares of Common Stock with an option exercise price of $5.73 per share. These options were exercised by Mr. Cox in July 2019.

(2)

Represents the grant date fair value of options computed in accordance with FASB ASC Topic 718 to purchase 32,894 shares of Common Stock with an option exercise price of $21.02 per share. The options were granted to Mr. Carey on January 29, 2019 for services as Non-Executive Chairman of the Board. The options were fully vested and exercisable on the date of grant and remained outstanding as of June 30, 2019. Mr. Carey served as Non-Executive Chairman from January 10, 2019 until his election as Executive Chairman, effective April 1, 2019.

(3)

In addition to the annual retainers for his service as an independent director and as Chair of the Compensation Committee, Mr. Cox received a $20,000 annual retainer for his service as Lead Independent Director in fiscal 2019.

(4)

Amount includes $36,488 received by Ms. Zlotnicka upon her election to the Board on August 1, 2018, which represents the pro rata portion of the annual retainer for independent directors for her service as a director from that date until the date of the 2018 Annual Meeting of Shareholders.

The Corporate Governance and Nominating Committee reviews the form and amount of director compensation and makes recommendations to the Board for its consideration and approval. The Corporate Governance and Nominating Committee and the Board of Directors approved the Company’s Director Compensation Policy on April 30, 2019. The compensation for UNIFI’s independent directors is as follows:

•

$100,000 annual retainer (which was reduced from $150,000, effective April 30, 2019), where up to 50% of such amount is payable (at the director’s election) in cash and the remainder of such amount is an equity grant payable in shares of Common Stock;

•	$300,000 annual retainer for the Non-Executive Chairman, payable in the form of options to purchase shares of Common Stock;

•	$15,000 annual retainer for the Chair of the Audit Committee, payable (at the director’s election) in cash or shares of Common Stock;

•	$10,000 annual retainer for the Chairs of the Compensation Committee and the Corporate Governance and Nominating Committee, payable (at such director’s election) in cash or shares of Common Stock; and

•	reimbursement of reasonable expenses incurred for attending Board and committee meetings.

A director may be issued stock units, in lieu of shares of Common Stock, which would be payable upon the director’s cessation of service as a member of the Board. The number of any shares of Common Stock or stock units granted to a director shall be determined based on the fair market value of the Common Stock on the date of the director’s election to the Board, and the number of shares of Common Stock underlying any stock option granted to a director shall be determined based on the Black-Scholes value of the Common Stock on the option grant date.

Any independent director who is initially appointed or elected to the Board other than at the annual meeting of shareholders will receive his or her annual retainer calculated on a pro rata basis based upon the period between the date of such appointment or election and the anticipated date of the next annual meeting of shareholders.

Information about our Executive Officers

Set forth below are the names, ages and professional backgrounds of the Company’s executive officers, including all positions and offices with the Company held by each such person and each such person’s principal occupation or employment during at least the past five years. Each executive officer of UNIFI is elected by the Board and holds office from the date of election until thereafter removed by the Board.

Albert P. Carey. Mr. Carey, age 68, has served as Executive Chairman of the Board of UNIFI since April 2019. Mr. Carey previously served as Non-Executive Chairman of the Board of the Company from January 2019 to March 2019. In March 2019, Mr. Carey retired from PepsiCo, Inc., a consumer products company, after a 38-year career with the company in which he held a number of senior leadership roles, including Chief Executive Officer of PepsiCo North America from March 2016 to January 2019, Chief Executive Officer of PepsiCo North America Beverages from July 2015 to March 2016, Chief Executive Officer of PepsiCo Americas Beverages from September 2011 to July 2015 and President and Chief Executive Officer of Frito-Lay North America from June 2006 to September 2011. Additional information about Mr. Carey can be found under “Proposal 1: Election of Directors—Director Nominees” beginning on page 9 of this Proxy Statement.

Thomas H. Caudle, Jr. Mr. Caudle, age 67, has served as President & Chief Operating Officer of UNIFI since August 2017. Previously, he was President of the Company from April 2016 to August 2017, Vice President of Manufacturing of the Company from October 2006 to April 2016 and Vice President of Global Operations of the Company from April 2003 to October 2006. Additional information about Mr. Caudle can be found under “Proposal 1: Election of Directors—Director Nominees” beginning on page 9 of this Proxy Statement.

Craig A. Creaturo. Mr. Creaturo, age 49, has served as Executive Vice President & Chief Financial Officer of UNIFI since September 9, 2019. Mr. Creaturo served as Chief Financial Officer & Vice President-Administration of Chromalox, Inc., an advanced thermal technologies manufacturing company, from February 2015 to March 2019. Prior to that, he served as Chief Financial Officer of II-VI Incorporated (“II-VI”), a publicly traded global leader in engineered materials and opto-electronic components, from 2004 to 2014, as Treasurer of II-VI from 2000 to 2014 and as Corporate Controller of II-VI from 1998 to 2000. From 1992 to 1998, he held a variety of audit roles at Arthur Andersen LLP.

Lucas de Carvalho Rocha. Mr. Rocha, age 62, has served as Vice President of Unifi Latin America and President of Unifi do Brasil, Ltda. (”UdB”) (UNIFI’s subsidiary in Brazil) since January 2018. Previously, he served as Director of Operations of UdB from April 1999 to January 2018. Prior to his career with UNIFI, Mr. Rocha also spent time at the following textile entities in Brazil: Fairway Filamentos SA (Rhodia & Hoechst J.V.), Textuval Indústria Têxtil Ltda., Rhodia SA (Rhone Poulenc Group) and Polyenka SA (ex-AKZOGroup).

Hongjun Ning. Mr. Ning, age 52, has served as Vice President and General Manager of Unifi Asia, Europe & Africa since January 2018 and as President of Unifi Asia Pacific since June 2017. Previously, he served as Vice President of Unifi Textiles (Suzhou) Co. Ltd. (“UTSC”) (UNIFI’s subsidiary in China) from September 2013 to June 2017, Director of Sales & Marketing of UTSC from August 2008 to September 2013 and General Manager, Sales & Marketing of a former UNIFI joint venture in China from January 2006 to August 2008.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including:

•	the process the Compensation Committee used to determine compensation and benefits for the following named executive officers (“NEOs”) for fiscal 2019:

Thomas H. Caudle, Jr.	President & Chief Operating Officer

Christopher A. Smosna	Vice President, Treasurer & Interim Chief Financial Officer(1)

Richard E. Gerstein	Former Executive Vice President, REPREVE Future Strategy & Global Chief Marketing Officer(2)

Kevin D. Hall	Former Chairman of the Board & Chief Executive Officer(3)

Jeffrey C. Ackerman	Former Executive Vice President & Chief Financial Officer(1)

John D. Vegas	Former Executive Vice President & Global Chief Human Resources Officer(4)

(1)

Effective December 20, 2018, Mr. Ackerman resigned and Mr. Smosna was appointed to serve as Interim Chief Financial Officer. Mr. Smosna served as Interim Chief Financial Officer until the appointment of Craig A. Creaturo as Executive Vice President & Chief Financial Officer, effective September 9, 2019.

(2)	On August 30, 2019, the Company and Mr. Gerstein mutually agreed that Mr. Gerstein would resign, effective as of that date.

(3)	Mr. Hall resigned effective March 18, 2019.

(4)	Mr. Vegas resigned effective March 1, 2019.

•	the material elements of the Company’s executive compensation program; and

•	the key principles and objectives, including the Company’s focus on pay for performance, that guide the Company’s executive compensation program.

Executive Summary

Company Performance Highlights

In fiscal 2019, the Company continued to emphasize growing the market for its premium value-added (“PVA”) products (including REPREVE®); continued pursuit of strategic growth opportunities relating to additional brand relationships and expansion of its global supply chain; restored its focus on polyester textured yarn sales in the United States; and initiated cost reduction efforts in the latter part of the fiscal year.

The Company’s net sales for fiscal 2019 increased by 4% from $678.9 million to $708.8 million, led by PVA product sales in Asia. However, despite the growth in sales, the Company continued to experience profitability challenges in fiscal 2019 during which operating income decreased from $28.8 million to $11.0 million. The challenges primarily related to (i) unfavorable raw material costs during the first half of the fiscal year, (ii) gross margin pressure for sales of polyester textured yarn in the United States due to competition from low-cost, subsidized imports from China and India,

(iii) growth in sales of certain lower-margin PVA products and (iv) unfavorable foreign currency translation. The Company has taken action to reduce costs, primarily selling, general and administrative (“SG&A”) expenses, to help offset the profitability challenges. The cost reduction efforts are expected to reduce fiscal 2020 SG&A expenses by approximately 15% from the previous $60 million annual run-rate to a new $51 million annual run-rate.

Executive Compensation Highlights

As described in greater detail below, the Company believes its executive compensation program should attract top executive talent, follow a pay-for-performance compensation model and link executive retention to long-term shareholder value. Accordingly, the Company took the following actions during fiscal 2019 with respect to the compensation of its NEOs:

•

awarded cash bonus payments to the NEOs at near target payout levels based on the Company’s Global Sales and Global PVA Sales performance for fiscal 2019, but no payouts for the Company’s below threshold Adjusted EBITDA (as hereinafter defined) performance for fiscal 2019;

•	entered into an employment agreement with Mr. Caudle to replace his Change of Control Agreement with the Company which expired in December 2017; and

•	awarded long-term incentives in the form of stock options and restricted stock units consistent with past practice.

Compensation Philosophy, Principles and Policies

The Company’s executive compensation philosophy is to:

Attract Top Executive Talent	Follow a Pay-for-Performance Compensation Model	Link Executive Retention to Long-Term Shareholder Value
The Company’s executive compensation program should attract high-quality executives who possess the skills and talent necessary to support and achieve the Company’s strategic objectives.	Executives should be rewarded for their achievement of near-term and long-term operating performance goals established by the Board.	The Company seeks to promote its executives’ loyalty and retention by utilizing a stock ownership policy and other arrangements that further link executive compensation to sustained shareholder value and consistent Company performance.

Therefore, the focus of the Company’s executive compensation program and the Compensation Committee is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time enabling the Company to attract, retain, reward and motivate talented and experienced executives. The Compensation Committee monitors the results of its executive compensation policy to ensure that compensation payable to executive officers creates proper incentives to enhance shareholder value, rewards superior performance, is justified by returns available to shareholders and discourages employees from taking unnecessary or excessive risks that could ultimately threaten the value of the Company.

In establishing compensation for the NEOs, the following principles and policies guide the Company’s executive compensation decisions:

•	set all components of executive compensation so that the Company can continue to attract, retain, reward and motivate talented and experienced executives;

•	ensure alignment of executive compensation with the Company’s corporate strategies and business objectives and the long-term interests of shareholders;

•	increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in those areas; and

•

enhance the NEOs’ incentive to increase the Company’s long-term value, as well as promote retention of key personnel, by providing a portion of total compensation opportunities in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews and approves all components of the NEOs’ compensation. The Compensation Committee also monitors the compensation levels in general for all other senior level employees of the Company. In addition, the Compensation Committee has the discretion to hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

What the Company Does	What the Company Doesn’t Do

•   The Company’s pay-for-performance philosophy means the majority of executive officer compensation is “at risk” and tied to the creation of shareholder value.

•   The Company’s stock ownership guidelines align the interests of the Company’s executives with those of its shareholders.

•   The Company uses objective financial performance measures in the annual incentive plan closely tied to the Company’s business strategy.

•   The Company has caps on payouts for annual incentive compensation.

•   The Company has a robust clawback policy for annual and long-term incentive awards.

•   The Company has engaged an independent compensation consultant.

•   The Company doesn’t discount, reload or reprice stock option awards.

•   The Company doesn’t pay gross-ups for golden parachute excise taxes.

•   The Company doesn’t permit hedging or short selling (profiting if the market price decreases) of UNIFI securities.

•   The Company doesn’t design compensation plans that encourage unnecessary or excessive risk.

•   The Company doesn’t provide guaranteed minimum payouts of annual incentive opportunities.

•   The Company doesn’t provide excessive perquisites.

Overview of Compensation Components

The Compensation Committee views executive compensation in four component parts:

A brief description of each of these components is provided below, together with a summary of its objectives:

Compensation Element	Description	Objectives
Base Salary	• Fixed compensation that is reviewed periodically based on performance and changes in job scope and responsibilities.	• Provide a base level of compensation that fairly accounts for the job and scope of the role being performed. • Attract, retain, reward and motivate talented and experienced executives.
Annual Incentives	• “At-risk” variable compensation earned based on performance measured against pre-established annual goals.	• Provide incentives for achieving annual operating goals that ultimately contribute to long-term value for shareholders.
Long-Term Incentives

•   “At-risk” variable compensation in the form of equity awards whose value fluctuates according to shareholder value and that vest based on continued service.

•   Supplemental retirement contributions based on executives’ respective base salaries earned over time subject to continued service.

• Align the economic interests of the Company’s executives with its shareholders by rewarding executives for stock price improvement. • Promote retention (through time-based vesting periods).
Other Personal Benefits	• Broad-based benefits provided to all of the Company’s employees (e.g., health and group term life insurance), a retirement savings plan and certain perquisites.	• Provide a competitive total compensation package to attract and retain key executives.

Compensation Mix

Consistent with the philosophy, principles and policies of the executive compensation program, the program places approximately 60% of total executive compensation “at risk” based on the performance of the Company and the executive through an annual cash bonus incentive program and equity-based long-term incentive awards. The Company currently uses the Unifi, Inc. Amended and Restated 2013 Incentive Compensation Plan (the “Amended 2013 Plan”) to provide those equity-based awards. The Company believes the substantial weighting of performance-based compensation encourages its executives to achieve near-term and long-term operating performance goals designed to create or enhance shareholder value.

Control by the Compensation Committee

The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each NEO, evaluates each NEO’s performance in light of these goals and objectives (with input from the principal executive officer for NEOs other than the principal executive officer), and sets each NEO’s compensation level based on this evaluation and consultation. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company, administers and makes recommendations to the Board concerning benefit plans for the Company’s directors, officers and employees and recommends benefit programs and future goals and objectives for the Company.

As in the past, the Compensation Committee continued to consider a wide range of factors in making its fiscal 2019 compensation decisions for the Company’s NEOs, including the historical practices of the Company; the individual NEO’s leadership and role in advancement of the Company’s long-term strategy, plans and objectives; the individual NEO’s performance and contribution to the Company’s success; budget guidelines established by the Board; and an assessment of the Company’s financial condition. Additionally, the Compensation Committee considered the Company’s fiscal 2018 operating and Adjusted EBITDA results, along with the current economic climate. Based on this information and these factors, the Compensation Committee set executive compensation for fiscal 2019.

During fiscal 2019, the Compensation Committee engaged Korn Ferry as an independent advisor to assist the Compensation Committee with the administration of the Company’s executive compensation program. The Compensation Committee does not believe it is appropriate to tie executive compensation directly to the compensation awarded by other companies or to a particular survey or group of surveys. Instead, the Compensation Committee consults with Korn Ferry to gain a general understanding of compensation practices and trends of similarly situated companies. The Compensation Committee members use that knowledge as a tool in considering the overall compensation of the Company’s executives. No specific compensation decision for any individual was based on or justified by any market comparison reports or information.

Detailed Review of Compensation Components

Base Salaries

The Compensation Committee believes in maintaining a close relationship between the Company’s performance and the base salary component of the compensation for each NEO. The factors considered by the Compensation Committee in setting the NEOs’ base salaries include:

•	the executive’s leadership and role in advancement of the Company’s long-term strategy, plans and objectives;

•	the executive’s performance and contribution to the Company’s success;

•	budget guidelines established by the Board; and

•	an assessment of the Company’s financial condition.

In addition to reviewing the above factors, the Compensation Committee also believes that strong and effective communication with management helps the Company adhere to its compensation philosophy, principles and policies. Therefore, the Compensation Committee consults with the principal executive officer and reviews his recommendations regarding the compensation of all NEOs (other than the principal executive officer) before making its final compensation decisions. Periodically, the principal executive officer meets with the other NEOs regarding their performance.

The Compensation Committee made no adjustments to the base salaries of the NEOs (other than Mr. Smosna) during fiscal 2019, because their base salaries were recently adjusted in connection with changes in their positions. The Compensation Committee approved an increase in Mr. Smosna’s base salary from $227,115 to $240,000 which reflected an increase that was larger than the average salary increase granted to other employees of the Company due to the growth in the duties and responsibilities for his position with the Company.

Annual Incentive Compensation

To encourage executives to achieve near-term operating performance goals, the Company has established an annual incentive compensation program in the form of a cash bonus. All NEOs employed during the fiscal year are eligible to earn annual bonuses based on the Company’s fiscal year performance provided they remain employed through the last day of the fiscal year. Any bonus payouts for NEOs employed after the beginning of a fiscal year are prorated.

The Compensation Committee uses EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), adjusted to exclude certain items, such as equity in earnings of Parkdale America, LLC, and other operating or non-operating income or expense items necessary to understand and compare the underlying results of the Company (“Adjusted EBITDA”) as a performance measure for the annual incentive compensation plan because the Compensation Committee believes Adjusted EBITDA serves as a high-level proxy for cash generated from operations, which is a key performance indicator of the Company’s operating results generally. The Compensation Committee also believes that a Company-wide performance measure, such as Adjusted EBITDA, is appropriate for each NEO because each NEO plays a vital role in the overall success of the Company. Therefore, the Compensation Committee believes that the annual variable compensation received by the NEOs should reflect the Company’s near-term operating performance. For fiscal 2019, the Compensation Committee set the Adjusted EBITDA target at $60.0 million. The target Adjusted EBITDA level was based on the Board-approved business plan for fiscal 2019 and represented a decrease from the fiscal 2018 Adjusted EBITDA target of $70.2 million.

The incentive program included Global Sales as a performance measure for a portion of the fiscal 2019 annual incentive compensation for Messrs. Caudle and Smosna and Global PVA Sales as a performance measure for a portion of Mr. Gerstein’s fiscal 2019 annual incentive compensation. The Compensation Committee included these measures to reward the executives for growing the market for the Company’s products.

The annual incentive bonus awarded to NEOs may be decreased by the Compensation Committee as a result of the individual’s performance and/or contribution to the Company’s achievement of its financial objectives. Each NEO’s performance, including the principal executive officer’s, is evaluated against specific financial goals prior to payment of bonuses, and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive bonus program may be adjusted by either the Compensation Committee or the Board to account for unusual events, such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions, if, and to the extent, either the Compensation Committee or the Board considers the effect of such events indicative of the Company’s performance. Additionally, the Compensation Committee or the Board has the discretion to award additional bonus compensation even if a NEO would not be entitled to any bonus based on the targets previously determined.

For fiscal 2019, the Compensation Committee set annual incentive opportunities, threshold, target and maximum performance levels and corresponding potential annual incentive payments to the eligible NEOs (based on percentages of base salary) as set forth in the tables below. Messrs. Hall, Ackerman and Vegas were not eligible for incentive compensation for fiscal 2019 because their employment terminated prior to the end of the fiscal year.

Name	Annual Incentive Opportunity (as a % of Base Salary)
	Threshold	Target	Maximum
Thomas H. Caudle, Jr.	42.5%	85.0%	170.0%
Christopher A. Smosna	17.5%	35.0%	70.0%
Richard E. Gerstein	30.0%	50.0%	100.0%

Name	Performance Measure	Weight	Target Performance ($)
Thomas H. Caudle, Jr.	Adjusted EBITDA Global Sales	75.0% 25.0%	60.0 million 710.0 million
Christopher A. Smosna	Adjusted EBITDA Global Sales	75.0% 25.0%	60.0 million 710.0 million
Richard E. Gerstein	Adjusted EBITDA	70.0%	60.0 million
	Global PVA Sales	30.0%	332.0 million

The following table shows the threshold, target and maximum performance levels for each of the performance measures established by the Compensation Committee for fiscal 2019 as well as the Company’s actual performance in fiscal 2019.

Performance Metric	Threshold Performance ($)	Target Performance ($)	Maximum Performance ($)	Actual Fiscal 2019 Performance ($)
Adjusted EBITDA	48.0 million	60.0 million	72.0 million	36.3 million
Global Sales	670.0 million	710.0 million	750.0 million	708.8 million
Global PVA Sales	312.0 million	332.0 million	352.0 million	331.5 million

The fiscal 2019 Adjusted EBITDA performance shown above reflects the Company’s publicly reported results, with Adjusted EBITDA further adjusted to exclude approximately $1.4 million in nonrecurring charges that were not anticipated when the fiscal 2019 performance measures were approved at the beginning of the fiscal year. The excluded charges represent severance expenses in connection with cost reduction efforts initiated in the fourth quarter of the fiscal year. After the exclusion of these charges, the Company’s Adjusted EBITDA for fiscal 2019 of approximately $36.3 million was below the threshold performance level resulting in no payout for that performance measure. Adjusted EBITDA is a non-GAAP financial performance measure. A reconciliation of Net income attributable to UNIFI, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is presented in Appendix A to this Proxy Statement.

Based on the performance measures established by the Compensation Committee for fiscal 2019 and the Company’s actual performance (adjusted as described above), the NEOs earned fiscal 2019 annual incentive awards as shown in the table below.

	Fiscal 2019 Annual Incentive Payout
Name	% of Base Salary	Amount ($)
Thomas H. Caudle, Jr.(1)	—	—
Christopher A. Smosna	8.3%	19,985
Richard E. Gerstein	14.9%	59,400

(1)

Mr. Caudle declined the payout of $161,171 he earned under the annual incentive plan for fiscal 2019. The Compensation Committee approved the discretionary payment of the waived amount to other participants in the fiscal 2019 annual incentive plan whose performance measures yielded no payout.

Long-Term Incentive Compensation

The Compensation Committee believes that stock-based performance compensation is essential to align the interests of the Company’s management and its shareholders in enhancing the long-term value of the Company’s equity and to encourage executives to retain their employment with the Company. Among the varied types of equity awards the Compensation Committee is authorized to use under the Amended 2013 Plan, the Compensation Committee has determined that incentive stock options are preferable for use with NEOs, because their value depends upon a future increase in the value of the Common Stock. The Compensation Committee also has determined that restricted stock unit grants to NEOs should be used for more limited purposes, such as retention or recruiting incentives or to recognize outstanding performance. For vice president-level employees other than NEOs, the Compensation Committee has determined that an equal blend of incentive stock options and restricted stock units is preferable to provide a mix composed of awards whose value depends upon a future increase in the value of the Common Stock (incentive stock options) and awards that serve primarily as a retention and recruitment tool (restricted stock units). For other key employees, the Compensation Committee has determined that restricted stock units are preferable, because they serve as important retention and recruiting tools.

Consistent with those determinations, in fiscal 2019, the Compensation Committee awarded stock options and restricted stock units to the NEOs on October 30, 2018 as shown in the table below.

Name	Number of Stock Options (#)	Exercise Price of Stock Options ($)	Number of Restricted Stock Units (#)
Thomas H. Caudle, Jr.	48,000	23.76	11,400
Christopher A. Smosna	2,000	23.76	713
Richard E. Gerstein	14,400	23.76	3,420
Kevin D. Hall	67,000	23.76	16,031
Jeffrey C. Ackerman	14,400	23.76	3,420
John D. Vegas	14,400	23.76	3,420

The stock option awards vest and become exercisable 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. As “incentive stock options” (to the applicable maximum permitted under the Amended 2013 Plan), these stock options offer the NEO the opportunity to receive favorable tax treatment if he retains the shares acquired upon exercise for at least one year. The restricted stock units vest 25% 30 days after the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. The above awards to Messrs. Gerstein, Hall, Ackerman and Vegas were subsequently forfeited upon their resignation from the Company prior to any vesting of the awards. For additional information on the stock options and restricted stock units granted in fiscal 2019, see “Executive Compensation Tables—Grants of Plan-Based Awards” below.

Perquisites and Other Benefits

Perquisites.    The Compensation Committee’s general philosophy is to provide executives, including the NEOs, with only limited perquisites. Therefore, the Company does not provide its NEOs with perquisites, such as car allowances, reimbursements for car expenses or payment of country club dues.

Retirement Benefits.    In order to provide employees at all levels with greater incentives, the Company makes available to all employees, including the NEOs, the opportunity to make contributions to the Unifi, Inc. Retirement Savings Plan (the “401(k) Plan”), under which employees may elect to defer up to 75% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations. Pursuant to the 401(k) Plan, in fiscal 2019, the Company matched contributions equal to 100% of the employee’s first 3% of compensation contributed to the 401(k) Plan and 50% of the next 2% of compensation contributed to the 401(k) Plan.

Health Plan, Life Insurance and Other Benefits.    The Company makes available health and insurance benefits to all employees (subject to standard eligibility waiting periods), including the NEOs. The cost of the health plans is covered partially through employee payroll deductions, with the remainder covered by the Company. Disability and life insurance benefits are paid by the Company for all salaried employees; however, the NEOs, with the exception of Mr. Smosna, receive additional life insurance coverage provided by the Company.

Supplemental Key Employee Retirement Plan.    As an additional means of attracting top executive talent and encouraging executives to remain employed with the Company, the Company maintains the Unifi, Inc. Supplemental Key Employee Retirement Plan (the “SERP”). Participation in the SERP is limited to a select group of management employees who are selected by the Compensation Committee. As described in greater detail preceding the Nonqualified Deferred Compensation table on page 41, the SERP provides additional retirement benefits payable to the Company’s NEOs following their termination of employment.

Employment Agreements.    The Company is party to an employment agreement with each of Messrs. Caudle and Gerstein.    Each employment agreement provides that each executive will (i) receive an annual base salary at the annual rate set forth in the agreement, (ii) be eligible to receive bonuses and to participate in compensation plans of the Company in accordance with any plan or decision that the Board may determine from time to time, (iii) be paid or reimbursed for business expenses and (iv) be entitled to participate in other employment benefits generally available to other executives of the Company. The employment agreement also contains provisions regarding the termination of an executive’s employment and related severance obligations. The executives agreed in their employment agreements to neither compete with the Company or its affiliated entities nor solicit their respective customers, suppliers or employees for the 12 months immediately following termination of employment.

A calculation of the estimated severance payments and benefits payable under the employment agreements are set forth under “Executive Compensation Tables—Potential Payments Upon Termination of Employment or Change in Control” beginning on page 42. In connection with his resignation effective August 30, 2019, Mr. Gerstein is entitled to receive severance payments and health and welfare benefits consistent with the terms of his employment agreement.

Policy on Executive Officer and Employee Incentive Compensation Recoupment

The Company has a written policy to address the recoupment of performance-based compensation awarded to or earned by an executive officer if there is a restatement of the Company’s financial results due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws. In the event of a restatement, the Board shall review the performance-based compensation awarded to or earned by the executive officers for the three-year period prior to the restatement event and, if the Board determines in its reasonable discretion that any such performance-based compensation would not have been awarded to or earned by an executive officer based on the restated financial results, the Board shall seek to recover from such executive officer any portion of the performance-based compensation that is greater than that which would have been awarded or earned had it been calculated on the basis of the restated financial results.

The Company’s recoupment policy also addresses the recoupment of performance-based compensation awarded to or earned by any current or former employee if such employee engaged in certain misconduct (e.g., embezzlement, fraud or theft or unethical behavior that harms the Company’s business, reputation or other employees). In such event, the Board may require reimbursement of compensation granted, earned or paid under any Company annual incentive or long-term incentive cash plans to such employee and cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards held by such employee at any time during the three-year period ending on the date on which such misconduct is discovered.

Officers Stock Ownership Policy

The Company has adopted an Officers Stock Ownership Policy to enhance the Company’s ongoing objective to align the compensation paid to its officers with the long-term interests of shareholders. The policy applies to any NEO and any person who holds the position of Vice President or higher with the Company, its primary operating subsidiary and possible other significant operating subsidiaries (“VP-Level Personnel”) (for purposes of the policy, collectively, “covered officers”). The policy provides for a ramp-up period for complying with the expected stock ownership levels, both upon the initial implementation of the policy and thereafter upon each person first becoming a NEO or other covered officer. If a covered officer fails to comply with the stock ownership expectation, the Compensation Committee considers that fact in setting future salary, bonus or other compensation for the covered officer. The Company tests for compliance with the stock ownership expectation at the end of the fiscal year.

The stock ownership expectation, calculation of shares of Common Stock counted towards the ownership expectation and valuation of shares of Common Stock for purposes of the policy are as set forth below. All covered officers were in compliance with their respective stock ownership expectations under the terms of the policy.

Stock Ownership Expectation	Shares of Common Stock Counted Towards Ownership Expectation	Valuation of Shares of Common Stock
• CEO: At least three times annual base salary. • Other Executive Officers: At least two times annual base salary. • VP-Level Personnel: At least one times annual base salary.

•   Shares owned directly by the officer, his or her spouse or minor children, or a trust for the exclusive benefit of one or more such persons.

•   The in-the-money value of vested, but unexercised, stock options.

• The average of the daily closing prices during the fiscal year.

If an officer falls below the applicable minimum ownership guideline due solely to a decline in the value of the Common Stock, the officer will not be required to acquire additional shares to meet the guideline; however, the officer will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time that the officer again satisfies the policy’s minimum ownership requirements.

Tax Impact on Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, on the Company’s executive compensation program. Section 162(m) denies a public company a deduction, except in limited circumstances, for compensation paid to “covered employees” to the extent such compensation exceeds $1 million. The Compensation Committee may authorize payments or equity awards to retain and motivate key executives, in any situation it believes to be appropriate, without regard to tax deductibility considerations.

Risk Analysis of Compensation Programs and Practices

While the Company’s compensation programs and practices are designed to motivate its employees and encourage performance that improves the Company’s financial and other operating results, the Company and the Compensation Committee also seek to design and implement compensation programs and practices that discourage employees from taking unnecessary or excessive risks that could ultimately threaten the value of the Company or otherwise have a material adverse effect on the Company. Management and the Compensation Committee periodically review and assess potential risks associated with the Company’s compensation programs and practices. Management and the Compensation Committee believe that the Company’s incentive compensation programs and practices are appropriately balanced between value created indirectly by the performance of the Common Stock and payments resulting from the achievement of specific financial performance objectives, so as to minimize the likelihood of unnecessary or excessive risk-taking by Company employees. Management and the Compensation Committee have concluded that any risks from such programs and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reached its conclusion after considering a number of features of the Company’s compensation structure that are designed to mitigate risk, such as:

•	The Company uses a balance of fixed and variable compensation in the form of cash and equity, which is designed to provide both near-term and long-term focus.

•

The overall compensation of the Company’s NEOs is not overly weighted towards the achievement of performance criteria in a particular fiscal year, and an appropriate portion of compensation is awarded in the form of equity awards that vest over a multi-year period, subject to continued service by the recipient. This further aligns the interests of the NEOs to long-term shareholder value and helps retain management.

•

Payouts under the Company’s annual incentive compensation and other long-term incentive programs are based on performance criteria that the Compensation Committee believes to be challenging, yet reasonable and attainable without excessive risk-taking.

•	The Company caps payouts from its annual incentive plan.

•

The Company has a compensation recoupment policy that allows the Company to recover certain compensation in the event of a restatement of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws or in the event of certain fraud or other misconduct by an employee.

•

The Company has a stock ownership policy under which its NEOs and other key personnel are expected to own a significant amount of Common Stock, further aligning their interests with those of the Company’s other shareholders.

•

The Compensation Committee maintains an open dialogue with management regarding executive compensation programs and practices and the appropriate incentives to use in achieving near-term and long-term operating performance goals.

Shareholder Say-on-Pay Vote

At the 2018 Annual Meeting of Shareholders, the Company’s shareholders had the opportunity to vote, on an advisory basis, on a proposal to approve the compensation of the NEOs for fiscal 2018. This is referred to as a “say-on-pay” proposal. Approximately 98% of the votes cast at the 2018 Annual Meeting of Shareholders on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this vote result reflects the general concurrence by the Company’s shareholders with the Company’s philosophy and approach to executive compensation. Therefore, the Company has continued its philosophy and approach to executive compensation as discussed above. At the Annual Meeting, shareholders will have the opportunity to indicate their views on the Company’s NEO compensation for fiscal 2019. For additional information, see “Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation.” The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for the Company’s NEOs.

Executive Compensation Tables

The following tables, narratives and footnotes describe the total compensation and benefits for the NEOs for fiscal 2019, as well as the total compensation and benefits for the NEOs for the two preceding fiscal years.

Summary Compensation Table

Name	Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas H. Caudle, Jr.	President & Chief Operating Officer	2019 2018 2017	770,000 770,000 836,884	— — —	270,864 — 2,090,250	404,479 — 206,026	— 327,250 638,138	163,729 164,000 94,718	1,609,072 1,261,250 3,866,016
Christopher A. Smosna(4)	Vice President, Treasurer & Interim Chief Financial Officer	2019 2018 2017	233,558 223,807 210,000	50,000 10,000 —	16,941 19,300 —	16,853 19,323 51,506	19,985 45,423 71,925	26,129 23,584 22,294	363,466 341,437 355,725
Richard E. Gerstein	Former Executive Vice President, REPREVE Future Strategy & Global Chief Marketing Officer	2019 2018	400,000 350,062	— —	81,259 619,100	121,344 154,107	59,400 137,556	50,267 49,442	712,270 1,310,267
Kevin D. Hall	Former Chairman of the Board & Chief Executive Officer	2019 2018 2017	569,327 775,000 77,500	— — —	380,897 — 2,058,000	564,585 — 230,741	— 387,500 —	913,444 84,539 14,750	2,428,253 1,247,039 2,380,991
Jeffrey C. Ackerman	Former Executive Vice President & Chief Financial Officer	2019 2018	240,000 387,692	— —	81,259 624,600	121,344 154,543	— 144,493	518,636 33,156	961,239 1,344,484
John D. Vegas	Former Executive Vice President & Global Chief Human Resources Officer	2019 2018	276,923 338,462	— —	81,259 604,500	121,344 150,420	— 101,260	443,787 56,132	923,313 1,250,774

(1)

Amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718, related to stock and option awards granted in the fiscal year noted. See Note 17 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2019 for more information about the determination of the grant date fair value of equity awards.

(2)

Amounts are attributable to cash payments earned under the annual incentive plan for the applicable fiscal year, as described above under “Compensation Discussion and Analysis” with respect to the fiscal years noted. Mr. Caudle declined the payout of $161,171 he earned under the annual incentive plan for fiscal 2019. The Compensation Committee approved the discretionary payment of the waived amount to other participants in the fiscal 2019 annual incentive plan whose performance measures yielded no payout. Messrs. Hall, Ackerman and Vegas did not earn any payouts under the fiscal 2019 annual incentive plan because their employment terminated prior to the end of the fiscal year.

(3)	All Other Compensation for each of the NEOs for fiscal 2019 consists of the following:

	Thomas H. Caudle, Jr.	Christopher A. Smosna	Richard E. Gerstein	Kevin D. Hall	Jeffrey C. Ackerman	John D. Vegas

Life Insurance ($)	86,950	325	5,382	20,378	9,778	3,095
Matching 401(k) Plan Contribution ($)	11,329	13,113	10,885	3,846	2,654	6,692
Contributions to SERP ($)	65,450	12,491	34,000	65,875	—	34,000
Holiday Gift ($)(a)	—	200	—	—	—	—
Severance ($)	—	—	—	775,000	480,000	400,000
Accrued Vacation Payout ($)	—	—	—	23,041	—	—
COBRA Reimbursement ($)	—	—	—	21,390	17,788	—
Tax Gross-up on COBRA Reimbursement ($)	—	—	—	3,914	7,916	—
Health Savings Account Contribution ($)	—	—	—	—	500	—

Total ($)	163,729	26,129	50,267	913,444	518,636	443,787

(a)	In December 2018, non-executive Vice Presidents (only Mr. Smosna) received a nominal gift in connection with the holiday season.

(4)	Mr. Smosna received a $50,000 bonus for fiscal 2019 in recognition of his service as Interim Chief Financial Officer.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($ / Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Type	Grant Date
			Threshold ($)	Target ($)	Maximum ($)
Thomas H. Caudle, Jr.	Annual Cash Incentive		327,250	654,500	1,309,000
	Stock Options	10/30/2018					48,000	23.76	404,479
	Restricted Stock Units	10/30/2018				11,400			270,864
Christopher A. Smosna	Annual Cash Incentive		40,579	81,158	162,317
	Stock Options	10/30/2018					2,000	23.76	16,853
	Restricted Stock Units	10/30/2018				713			16,941
Richard E. Gerstein	Annual Cash Incentive		120,000	200,000	400,000
	Stock Options	10/30/2018					14,400	23.76	121,344
	Restricted Stock Units	10/30/2018				3,420			81,259
Kevin D. Hall	Annual Cash Incentive		387,500	775,000	1,550,000
	Stock Options	10/30/2018					67,000	23.76	564,585
	Restricted Stock Units	10/30/2018				16,031			380,897
Jeffrey C. Ackerman	Annual Cash Incentive		180,000	360,000	720,000
	Stock Options	10/30/2018					14,400	23.76	121,344
	Restricted Stock Units	10/30/2018				3,420			81,259
John D. Vegas	Annual Cash Incentive		120,000	200,000	400,000
	Stock Options	10/30/2018					14,400	23.76	121,344
	Restricted Stock Units	10/30/2018				3,420			81,259

(1)

Represents the threshold, target and maximum payments the NEOs were eligible to earn pursuant to the fiscal 2019 annual incentive plan. The fiscal 2019 annual incentive plan, including the threshold, target and maximum payout amounts for each of the NEOs, the performance metrics, weightings and target performance levels and the Company’s performance for fiscal 2019 are described under “Compensation Discussion and Analysis—Detailed Review of Compensation Components—Annual Incentive Compensation” beginning on page 30. The annual incentive awards earned by the NEOs for fiscal 2019 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Messrs. Hall, Ackerman and Vegas did not earn any payouts under the fiscal 2019 annual incentive plan because their employment terminated prior to the end of the fiscal year.

(2)

Represents restricted stock units granted to the NEOs pursuant to the Amended 2013 Plan during fiscal 2019. The restricted stock units become vested 25% 30 days after the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. The restricted stock units granted to Messrs. Hall, Ackerman and Vegas were subsequently forfeited because their employment terminated prior to any vesting of the units.

(3)

Represents stock options granted to the NEOs pursuant to the Amended 2013 Plan during fiscal 2019. The stock options become vested 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. The stock options granted to Messrs. Hall, Ackerman and Vegas were subsequently forfeited because their employment terminated prior to any vesting of the options.

(4)

The amounts in this column do not represent amounts the NEOs received or are entitled to receive. As required by the SEC rules, this column represents the full grant date fair value of the stock options granted to the NEOs during fiscal 2019. The full grant date fair value is the amount that the Company will recognize in its consolidated financial statements over the award’s vesting period, subject to any forfeitures. The grant date fair value was determined under FASB ASC Topic 718. See Note 17 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2019.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas H. Caudle, Jr.	6,000	—	12.47	7/27/2021		—		—
	3,000	—	11.23	7/25/2022		—		—
	6,000	—	22.08	7/24/2023		—		—
	11,000	—	27.38	7/22/2024		—		—
	7,500	—	32.36	7/22/2025		—		—
	13,334	6,666	29.09	10/26/2026	(1)	—		—
	—	48,000	23.76	10/30/2028	(2)	—		—
	—	—	—	—		48,900	(3)	888,513
Christopher A. Smosna	5,000	—	27.38	7/22/2024		—		—
	5,000	—	32.36	7/22/2025		—		—
	3,334	1,666	29.09	10/26/2026	(4)	—		—
	385	1,153	35.09	3/1/2028	(5)	—		—
	—	2,000	23.76	10/30/2028	(2)	—		—
	—	—	—	—		1,125	(6)	20,441
Richard E. Gerstein	5,000	10,000	30.96	8/14/2027	(7)	—		—
	—	14,400	23.76	10/30/2028	(2)	—		—
	—	—	—	—		18,420	(8)	334,691
Kevin D. Hall	—	—	—	—		—		—
Jeffrey C. Ackerman	—	—	—	—		—		—
John D. Vegas	—	—	—	—		—		—

(1)

Represents stock options granted on October 26, 2016, with one-third vested on each of October 26, 2017 and October 26, 2018, and the remaining one-third scheduled to vest on October 26, 2019, contingent upon Mr. Caudle’s continued service through that vesting date.

(2)

Represents stock options granted on October 30, 2018, with 25% scheduled to vest on each of October 30, 2019 and October 30, 2020, and 50% scheduled to vest on October 30, 2021, contingent upon the NEO’s continued service through the applicable vesting date. Mr. Gerstein forfeited all of the unvested stock options upon his resignation from employment effective August 30, 2019.

(3)

Represents the unvested portion of restricted stock units granted on various dates. The unvested restricted stock units will become vested as follows, contingent upon Mr. Caudle’s continued service through the applicable vesting date: 2,850 on November 30, 2019, 37,500 on February 21, 2020, 2,850 on October 30, 2020 and 5,700 on October 30, 2021.

(4)

Represents stock options granted on October 26, 2016, with one-third vested on each of October 26, 2017 and October 26, 2018, and the remaining one-third scheduled to vest on October 26, 2019, contingent upon Mr. Smosna’s continued service through the vesting date.

(5)

Represents stock options granted on March 1, 2018, with 25% vested on March 1, 2019, 25% scheduled to vest on March 1, 2020 and 50% scheduled to vest on March 1, 2021, contingent upon Mr. Smosna’s continued service through the applicable vesting date.

(6)

Represents the unvested portion of restricted stock units granted on various dates. The unvested restricted stock units will become vested as follows, contingent upon Mr. Smosna’s continued service through the applicable vesting date: 179 on November 30, 2019, 138 on March 1, 2020, 179 on October 30, 2020, 274 on March 1, 2021 and 355 on October 30, 2021.

(7)

Represents stock options granted on August 14, 2017, with one-third vested on each of August 14, 2018 and August 14, 2019, and the remaining one-third scheduled to vest on August 14, 2020. Mr. Gerstein forfeited the 5,000 unvested stock options scheduled to vest on August 14, 2020 upon his resignation from employment effective August 30, 2019.

(8)

Represents the unvested portion of restricted stock units granted on various dates. The unvested restricted stock units would have become vested as follows: 5,000 on August 14, 2019, 855 on November 30, 2019, 10,000 on August 14, 2020, 855 on October 30, 2020 and 1,710 on October 30, 2021. Mr. Gerstein forfeited 13,420 unvested restricted stock units upon his resignation from employment effective August 30, 2019.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Thomas H. Caudle, Jr.	36,666	540,640	18,750	429,563
Christopher A. Smosna	4,773	151,475	138	2,690
Richard E. Gerstein	—	—	5,000	153,463
Kevin D. Hall	—	—	15,625	304,922
Jeffrey C. Ackerman	—	—	5,000	115,300
John D. Vegas	—	—	5,000	144,450

(1)	Value realized equals the fair market value of the shares of Common Stock underlying the options on the date of exercise less the exercise price.

(2)

Shares included in this column represent the shares of Common Stock underlying restricted stock units that vested during fiscal 2019. In connection with Mr. Hall’s resignation, the Company agreed to vest 15,625 unvested restricted stock units held by Mr. Hall at the time of the termination of his employment, which represented a pro rata portion of the restricted stock units that would have vested on May 19, 2019 if Mr. Hall had remained an employee of the Company through that date.

(3)	Calculated based on the market price of the shares of Common Stock underlying the restricted stock units, which was computed as the average of the high and low trading prices on the date of vesting.

Nonqualified Deferred Compensation

The Company maintains the SERP to provide additional retirement benefits to a select group of highly compensated employees, including each of its NEOs. On an annual basis, the Company credits to the participant’s account an amount equal to 8.5% for executive officers or 5.5% for non-executive officers (as was the case for Mr. Smosna). Each participant is always 100% vested in the participant’s SERP account and earns a return on the participant’s account balance as if it had been invested in a money market fund. Participants are not entitled to a distribution from the SERP until their termination of employment with the Company, at which time they must wait six months to receive a lump-sum payment equal to the balance of their respective accounts. If a participant’s termination is due to death or disability, this six-month delay period is waived.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals and/or Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Thomas H. Caudle, Jr.	—	65,450	18,938	—	933,598
Christopher A. Smosna	—	12,491	2,390	—	120,177
Richard E. Gerstein	—	34,000	599	—	47,200
Kevin D. Hall	—	65,875	1,499	—	107,465
Jeffrey C. Ackerman	—	—	291	—	13,024
John D. Vegas	—	34,000	585	—	46,523

(1)	Amounts represent Company contributions to the SERP on behalf of the NEOs during fiscal 2019. These amounts are reported in the “All Other Compensation” column of the Summary Compensation Table.

Potential Payments Upon Termination of Employment or Change in Control

Employment Agreements. Each of Messrs. Caudle and Gerstein is a party to an Employment Agreement with the Company. Each Employment Agreement contains provisions regarding the termination of their employment and related severance obligations. If the Company terminates either of them for “Cause” or either of them resigns without “Good Reason” (as each term is defined in the Employment Agreement), the Company will pay the NEO all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which the Company will have no further obligation under the Employment Agreement. If the employment of Mr. Caudle or Mr. Gerstein terminates due to his death or “Disability” (as defined in the Employment Agreement), he or his estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which all right to benefits will terminate and the Company will have no further obligation under the Employment Agreement. If the employment of Mr. Caudle or Mr. Gerstein is terminated for any reason other than death, Disability or Cause, or if either of them resigns with Good Reason, he will be entitled to (i) cash severance payments equal to 12 months of his annual base salary at the time of termination, payable in equal monthly installments, and (ii) if he elects COBRA continuation coverage, reimbursement for the monthly cost of such continuation coverage for medical and health insurance benefits until the earlier of (A) the date he ceases to maintain such continuation coverage in effect or (B) 12 months from the termination of employment. The foregoing severance benefits are subject to the NEO entering into and not revoking a release of claims in favor of the Company and its affiliated entities. The severance benefits payable upon termination for any reason other than death, Disability or Cause, or resignation with Good Reason also are subject to the NEO abiding by certain restrictive covenants. Additionally, upon the death or Disability of Mr. Caudle or Mr. Gerstein or a “Change of Control” (as defined in the Amended 2013 Plan), all outstanding unvested equity awards issued to the NEO by the Company shall vest in full.

In connection with his resignation effective August 30, 2019, Mr. Gerstein is entitled to receive severance payments and health and welfare benefits consistent with the terms of his employment agreement.

Outstanding Equity Awards. Upon a “Change of Control” or a “Change in Control” of the Company (as either term is defined in the Company’s incentive compensation plans), all outstanding stock options and other stock awards under the plans will become fully vested and/or will be immediately exercisable.

The Company’s NEOs may also become vested in restricted stock units and certain stock options that vest based on continued service with the Company, including the stock options granted to them in fiscal 2019, upon a termination of employment due to death or Disability. In addition, all of the Company’s unvested restricted stock unit awards granted to NEOs provide for accelerated vesting of all unvested restricted stock units upon the Company’s termination of a NEO’s employment without Cause after the NEO has attained age 65.

Hypothetical Payments Table. The table below summarizes the potential severance payments and benefits payable to Messrs. Caudle and Gerstein under their respective Employment Agreements and the value of the accelerated vesting of all of the NEOs’ equity awards upon a “Change of Control” or a “Change in Control” of the Company (as either term is defined in the Company’s incentive compensation plans) as of June 28, 2019, the last business day of fiscal 2019. The amounts included in the table for Messrs. Hall, Ackerman and Vegas are the amounts payable to them in connection with their termination during fiscal 2019.

Name	Type of Payment or Benefit	Change of Control ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause After Attaining Age 65 ($)	Termination Due to Death or Disability ($)	Termination Due to Approved Retirement ($)	Termination Without Cause or Resignation for Good Reason After a Change of Control ($)(1)
Thomas H. Caudle, Jr.	Severance and Benefit Continuation(2)	—	808,476	—	—	—	808,476
	Accelerated Equity Awards(3)(4)	888,513	—	888,513	888,513	—	888,513

	Total	888,513	808,476	888,513	888,513	—	1,696,989

Christopher A. Smosna	Accelerated Equity Awards(3)(4)	20,441	—	20,441	20,441	—	20,441

Richard E. Gerstein	Severance and Benefit Continuation(2)	—	446,345	—	—	—	446,345
	Accelerated Equity Awards(3)(4)	334,691	—	334,691	334,691	—	334,691

	Total	334,691	446,345	334,691	334,691	—	781,036

Kevin D. Hall	Severance and Benefit Continuation(2)	—	800,304	—	—	—	—

Jeffrey C. Ackerman	Severance and Benefit Continuation(2)	—	505,704	—	—	—	—

John D. Vegas	Severance and Benefit Continuation(2)	—	400,000	—	—	—	—

(1)	Amounts shown assume the Company experienced a Change of Control and the NEO was terminated without Cause or resigned for Good Reason on June 28, 2019, the last business day of fiscal 2019.

(2)

Consists of severance benefits and health and welfare benefits. Health and welfare benefits represent the aggregate estimated net cost to the Company for reimbursement of the cost of 12 months of COBRA continued medical coverage provided under the Employment Agreement between the Company and each of Messrs. Caudle and Gerstein and to Messrs. Hall, Ackerman and Vegas in connection with their resignations.

(3)

As described above, all outstanding and unvested stock options and restricted stock units will become vested upon a Change of Control of the Company. In addition, upon a NEO’s termination of employment due to approved retirement, the unvested stock options that vest solely based on the NEO’s continued service (“time-based options”) are subject to accelerated vesting; upon a NEO’s termination of employment due to death or Disability, all unvested time-based options and all unvested restricted stock units are subject to accelerated vesting; and upon a NEO’s termination of employment without “Cause” (as defined in the applicable award agreements) after specified dates, all unvested restricted stock units are subject to accelerated vesting.

(4)

For purposes of this table, it is assumed that: (i) all vested stock options were exercised on June 28, 2019, the last business day of fiscal 2019, and the aggregate value of such vested stock options was calculated by multiplying the number of stock options by the difference between the exercise price and the closing market price; and (ii) as of the date of termination or Change of Control, as applicable, each vested restricted stock unit was converted into one share of Common Stock and the aggregate value of such vested restricted stock units was calculated by multiplying the number of restricted stock units by the closing market price on June 28, 2019, the last business day of fiscal 2019.

Pay Ratio Disclosure

The SEC rules require the Company to disclose annually (i) the median annual total compensation of all employees (excluding Thomas H. Caudle, Jr., the Company’s principal executive officer); (ii) the annual total compensation of Mr. Caudle; and (iii) the ratio of Mr. Caudle’s annual total compensation to the median annual total compensation of all employees (excluding Mr. Caudle).

Based on the methodology and material assumptions described below, the Company has estimated these amounts to be as follows:

Median annual total compensation of all employees (excluding Mr. Caudle)	$33,685
Annual total compensation of Mr. Caudle	$1,609,072
Ratio of Mr. Caudle’s annual total compensation to median annual total compensation of all employees (excluding Mr. Caudle)	48:1

For fiscal 2019, the Company used the same median employee identified in fiscal 2018 to determine the median annual total compensation of all employees (excluding the principal executive officer). To determine the median employee, the Company compiled a list of all employees (excluding the Company’s principal executive officer) as of March 31, 2018, sorted the list of employees by their gross cash compensation for the period from July 1, 2017 through June 30, 2018 and selected the employee with the median gross cash compensation amount. The Company annualized the gross cash compensation of any employee who was not employed for the entire period from July 1, 2017 through June 30, 2018. The gross cash compensation amounts did not include the value of Company-provided benefits such as retirement and medical and life insurance benefits. As of March 31, 2018, the Company employed 2,796 persons, of which 584 employees were employed outside the United States. The compensation of employees in foreign countries was converted to an equivalent U.S. dollar amount using foreign exchange rates averaged over the 12-month period ended December 31, 2017.

The annual total compensation of Mr. Caudle is the total amount of his compensation presented in the Summary Compensation Table beginning on page 37. The Company calculated the annual total compensation of the median employee using the same rules applicable to the completion of the Summary Compensation Table for Mr. Caudle and the other NEOs.

Equity Compensation Plan Information

The table below provides information as of June 30, 2019, with respect to the securities authorized for issuance to the Company’s directors, officers and employees under the Amended 2013 Plan, the Unifi, Inc. 2013 Incentive Compensation Plan (the “2013 Plan”) and the 2008 Unifi, Inc. Long-Term Incentive Plan (the “2008 LTIP”). The Amended 2013 Plan, which was approved by the Company’s shareholders at the 2018 Annual Meeting of Shareholders, replaced the 2013 Plan for all incentive awards issued to the Company’s directors, officers and employees issued after October 24, 2018, and the 2013 Plan, which was approved by the Company’s shareholders at the 2013 Annual Meeting of Shareholders, replaced the 2008 LTIP for purposes of all incentive awards issued to the Company’s directors, officers and employees after October 22, 2013. As a result, no further awards were made after the respective date or will be made under the 2013 Plan or the 2008 LTIP.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	681,892(1)	13.75(1)	1,030,559
Equity compensation plans not approved by security holders	—	—	—

Total	681,892(1)	13.75(1)	1,030,559

(1)

Includes securities issuable upon exercise of outstanding options and conversion of restricted stock units and vested share units that were issued pursuant to the 2008 LTIP, the 2013 Plan or the Amended 2013 Plan. As of June 30, 2019, (i) an aggregate of 376,847 options remained outstanding, (ii) an aggregate of 257,990 restricted stock units remained outstanding and (iii) an aggregate of 47,055 vested share units remained outstanding. The weighted-average exercise price does not take into account restricted stock units and vested share units, which do not have an exercise price.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires UNIFI’s directors and executive officers and persons who beneficially own more than 10% of the outstanding Common Stock (collectively, the “reporting persons”) to file with the SEC initial reports of their beneficial ownership of Common Stock and reports of changes in their beneficial ownership of Common Stock. Based solely on a review of such reports and written representations made by UNIFI’s directors and executive officers with respect to the completeness and timeliness of their filings, the Company believes that the reporting persons complied with all applicable Section 16(a) filing requirements on a timely basis during fiscal 2019, except for a late Form 3 filed by Christopher A. Smosna, the Company’s Vice President & Treasurer and former Interim Chief Financial Officer.

Compensation Committee Interlocks and Insider Participation

Archibald Cox, Jr., James M. Kilts and Kenneth G. Langone served on the Compensation Committee in fiscal 2019. None of the directors who served on the Compensation Committee in fiscal 2019 has ever served as one of the Company’s officers or employees or had any relationship with the Company or any of its subsidiaries since the beginning of fiscal 2019 pursuant to which disclosure would be required under the SEC rules pertaining to the disclosure of transactions with related persons, except for the transaction between a wholly owned subsidiary of Salem Holding Company and the Company described above under “Corporate Governance—Related Person Transactions.” Mr. Langone owns a non-controlling 33% equity interest in, and is a director and the Non-Executive Chairman of, Salem Holding Company. During fiscal 2019, none of the Company’s executive officers served as a director or a member of the compensation committee (or other committee performing equivalent functions) of any other entity of which an executive officer of such other entity served on the Board or its Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section included in this Proxy Statement with management and, based on such review and discussions, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for fiscal 2019.

Respectfully submitted by the Compensation Committee of the Board,

Archibald Cox, Jr., Chair

James M. Kilts

Kenneth G. Langone

Audit Committee Report

The primary purpose of the Audit Committee is to act on behalf of the Board in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and internal audit functions of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2019. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls. During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for fiscal 2019 be included in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the Audit Committee of the Board,

Suzanne M. Present, Chair

Robert J. Bishop

Eva T. Zlotnicka

Proposal 2:

Advisory Vote to Approve

Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, this proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the Company’s NEOs, which is described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement. This vote is not intended to address any specific item or element of compensation or the compensation of any particular officer, but rather the overall compensation of the Company’s NEOs and the philosophy, principles and policies used to determine compensation.

Shareholders were most recently asked to approve the compensation of the Company’s NEOs at the Company’s 2018 Annual Meeting of Shareholders, and shareholders approved the NEO compensation with approximately 98% of the votes cast in favor. At the Company’s 2017 Annual Meeting of Shareholders, shareholders were asked to indicate whether future advisory say-on-pay votes should occur every one, two or three years, with the Board recommending an annual advisory vote. Because the Board views it as a good corporate governance practice, and because at the 2017 Annual Meeting of Shareholders a majority of the votes cast were in favor of an annual advisory vote, the Board adopted a policy that the Company will include an advisory say-on-pay vote in the Company’s proxy materials on an annual basis until the next required advisory shareholder vote on the frequency of advisory say-on-pay votes, which will occur no later than the Company’s annual meeting of shareholders in 2023.

As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s executive compensation program is designed not only to attract and retain talented and experienced executives, but also to motivate them to contribute substantially to the Company’s future success for the long-term benefit of shareholders and to reward them for doing so. Accordingly, the Compensation Committee and the Board believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and that the Company’s executive compensation program reflects this belief.

Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement, which more thoroughly discuss the Company’s compensation principles and policies. The Compensation Committee and the Board believe that these principles and policies are effective in implementing the Company’s overall compensation philosophy.

Accordingly, the Company is asking shareholders to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion, is hereby approved.

This vote is advisory, which means that the shareholder vote on this proposal will not be binding on UNIFI, the Compensation Committee or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, UNIFI, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of UNIFI’s shareholders and will carefully consider the outcome of the vote when making future compensation decisions for the Company’s NEOs.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs in fiscal 2019 as disclosed in this Proxy Statement. Unless otherwise specified, proxies will be voted “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs in fiscal 2019 as disclosed in this Proxy Statement.

Proposal 3:

Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020. KPMG LLP has served as the Company’s independent registered public accounting firm since 2011. The Audit Committee reviewed and discussed the performance of KPMG LLP for fiscal 2019 prior to its appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020.

The Company expects that representatives of KPMG LLP will be present at the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The Company also expects that representatives will be available to respond to appropriate questions from shareholders.

Shareholder ratification of the Audit Committee’s appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020 is not required by the Company’s Amended and Restated By-laws or otherwise. Nevertheless, the Board is submitting the appointment of KPMG LLP to the Company’s shareholders for ratification as a matter of good corporate governance. If the Company’s shareholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of KPMG LLP. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020. Unless otherwise specified, proxies will be voted “FOR” the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2020.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for fiscal 2019 and 2018 and fees billed for other services rendered by KPMG LLP during those periods.

	Fiscal 2019 ($)	Fiscal 2018 ($)
Audit Fees(1)	1,435,622	1,261,957
Audit-Related Fees(2)	—	46,761
Tax Fees(3)	369,871	331,425
All Other Fees	—	—

Total	1,805,493	1,640,143

(1)

Audit Fees consists of fees billed for the respective fiscal year for professional services associated with the annual financial statement audit and quarterly financial statement reviews, services related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and consultations in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consists of fees billed for fiscal 2018 for financial due diligence services in connection with a potential business combination transaction.

(3)	Tax Fees consists of fees billed for the respective fiscal year for tax compliance, consultation and related matters.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee has implemented procedures under the Unifi, Inc. Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of the Company’s independent registered public accounting firm for specific audit and non-audit services, within pre-approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by the Company’s independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. For fiscal 2019, all of the audit fees were approved by the Audit Committee in accordance with the above procedures. All of the other fees billed by KPMG LLP to the Company for fiscal 2019 were approved by the Audit Committee by means of specific pre-approvals. All non-audit services provided in fiscal 2019 were reviewed with the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Additional Information

Shareholder Proposals for the 2020 Annual Meeting of Shareholders

Any shareholder proposal intended to be included in UNIFI’s proxy statement and form of proxy relating to the 2020 Annual Meeting of Shareholders must be in writing and received by the Company no later than May 16, 2020. Any such shareholder proposal must also comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals should be addressed to the attention of the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company’s proxy materials.

In addition, any shareholder proposal intended to be presented at the 2020 Annual Meeting of Shareholders, but that will not be included in the Company’s proxy statement and form of proxy relating to the 2020 Annual Meeting of Shareholders (i.e., any proposal other than a proposal submitted pursuant to Rule 14a-8 of the Exchange Act), must be in writing and received by the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410 no earlier than July 2, 2020 and no later than August 1, 2020. However, if the date of the 2020 Annual Meeting of Shareholders is more than 30 days before or more than 90 days after October 30, 2020, then the written notice must be received by the Company’s Secretary no earlier than 120 days prior to the date of the 2020 Annual Meeting of Shareholders and no later than the close of business on the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the day on which the Company first announced publicly (or mailed notice to the shareholders of) the date of such meeting. Shareholder proposals must include the specified information concerning the proposal and the shareholder submitting the proposal as set forth in the Company’s Amended and Restated By-laws. A copy of the Company’s Amended and Restated By-laws may be obtained by writing to the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

2019 Annual Report to Shareholders

This Proxy Statement is accompanied by the Annual Report on Form 10-K for fiscal 2019, and these materials are also available at www.proxyvote.com and the investor relations portion of the Company’s website at www.unifi.com. The Annual Report on Form 10-K, which contains the audited consolidated financial statements and other information about the Company, is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

Annual Report on Form 10-K

The Company also will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for fiscal 2019, including the financial statements and the financial statement schedules required to be filed with the SEC, or any exhibit thereto. Requests should be in writing and addressed to the attention of the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

Householding

The SEC has adopted rules permitting companies to mail one annual report and proxy statement, or notice of internet availability of proxy materials, as applicable, in one envelope to all shareholders residing at the same address if certain conditions are met. This is called “householding” and can result in significant savings of paper and mailing costs. The Company has not implemented householding with respect to its shareholders of record; however, a number of brokerage firms have instituted householding that may impact certain beneficial owners of shares held in street name. If members of your household have multiple accounts through which they hold Common Stock, you may have received a householding notification from the shareholder of record (e.g., your bank, broker or other nominee).

Please contact the shareholder of record directly if you have any questions or wish to revoke your decision to household or to receive an additional copy of this Proxy Statement, the Annual Report on Form 10-K for fiscal 2019 or the Notice of Internet Availability for members of your household.

Appendix A

Non-GAAP Financial Performance Measures

Unifi, Inc. (“UNIFI”) prepares its consolidated financial statements and reports in accordance with U.S. generally accepted accounting principles (“GAAP”). UNIFI’s executive compensation program uses Adjusted EBITDA, which represents Net income attributable to UNIFI before net interest expense, income tax expense and depreciation and amortization expense, adjusted to exclude equity in earnings of Parkdale America, LLC and certain other adjustments necessary to understand and compare the underlying results of UNIFI, as a measure of UNIFI’s financial performance for purposes of determining the annual incentive compensation earned by executives under the program. UNIFI’s methods of determining Adjusted EBITDA may differ from the methods used by other companies. Accordingly, this non-GAAP financial performance measure may not be comparable to measures used by other companies.

The Compensation Committee uses Adjusted EBITDA as a measure for annual incentive compensation purposes because the Compensation Committee believes Adjusted EBITDA serves as a high-level proxy for cash generated from operations, which is a key performance indicator used by the Board of Directors and management to assess UNIFI’s operating results generally. However, this financial performance measure is not calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, net income and other financial results reported in UNIFI’s consolidated financial statements prepared in accordance with GAAP.

The following table sets forth the reconciliation of the amount reported under GAAP for Net income attributable to UNIFI to Adjusted EBITDA for fiscal 2019 (in thousands):

Net income attributable to UNIFI	$2,456

Interest expense, net	4,786

Provision for income taxes	7,555
Depreciation and amortization expense	22,713

EBITDA	$37,510
Equity in earnings of Parkdale America, LLC	(2,561)

EBITDA excluding Parkdale America, LLC	34,949
Severance	1,351

Adjusted EBITDA	$36,300

A-1

UNIFI, INC.
7201 WEST FRIENDLY AVENUE
GREENSBORO, NC 27410
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E84593-P28757 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
UNIFI, INC.
UNIFI’s Board of Directors recommends that you vote “FOR” each of the nominees named in Proposal 1.
1. Election of directors For Against Abstain Nominees:
1a. Robert J. Bishop ☐☐☐
1b. Albert P. Carey ☐☐☐
1c. Thomas H. Caudle, Jr. ☐☐☐
1d. Archibald Cox, Jr. ☐☐☐
1e. James M. Kilts ☐☐☐
1f. Kenneth G. Langone ☐☐☐
1g. James D. Mead ☐☐☐
1h. Suzanne M. Present ☐☐☐
1i. Eva T. Zlotnicka☐☐☐
UNIFI’s Board of Directors recommends that you vote “FOR” Proposals 2, 3 and 4. For Against Abstain
2. Advisory vote to approve UNIFI’s named executive officer compensation in fiscal 2019. ☐☐☐
3. Ratification of the appointment of KPMG LLP to serve as UNIFI’s independent registered public accounting firm for fiscal 2020. ☐☐☐
NOTE: In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF PROPOSALS 1, 2 AND 3 HAS BEEN PROPOSED BY UNIFI, INC.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K are
available at www.proxyvote.com.
FOLD AND DETACH HERE E84594-P28757
UNIFI, INC.
2019 Annual Meeting of Shareholders
October 30, 2019
This proxy is solicited on behalf of UNIFI’s Board of Directors.
The undersigned hereby appoint(s) Albert P. Carey and Thomas H. Caudle, Jr., and each of them, as attorneys-in-fact, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Unifi, Inc. that the undersigned is/are entitled to vote at the 2019 Annual Meeting of Shareholders to be held at 8:30 a.m., Eastern Time, on Wednesday, October 30, 2019 at the Lotte New York Palace located at 455 Madison Avenue at 50th Street, New York, NY 10022, and any adjournment or postponement thereof. The proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of Annual Meeting and Proxy Statement.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE.
(Continued and to be signed on reverse side)